EXHIBIT 10.34
[Conformed Copy]

Deal CUSIP Number: 34954YAA8
Revolving Credit CUSIP Number: 34954YAB6
Term Loan CUSIP Number: 34954YAC4

CREDIT AGREEMENT
dated as of August 2, 2012
as amended by Amendment to the Credit Agreement, dated October 4, 2013 among
FORTEGRA FINANCIAL CORPORATION
and
LOTS INTERMEDIATE CO.,
as Borrowers
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,
as Bookrunner and Joint Lead Arranger
and
SYNOVUS BANK,
as Joint Lead Arranger and Syndication Agent

i

Schedules
Schedule I    -    Applicable Margin and Applicable Percentage
Schedule II    -    Commitment Amounts
Schedule 2.11(b)    -    Excess Cash Flow
Schedule 4.1    -    Post-Closing Obligations
Schedule 5.16    -    Subsidiaries
Schedule 5.20    -    Owned and Leased Real Property
Schedule 5.21    -    Material Agreements
Schedule 8.1    -    Outstanding Indebtedness
Schedule 8.2    -    Existing Liens
Schedule 8.4    -    Existing Investments
Schedule 8.7    -    Transactions with Affiliates
Schedule 8.8    -    Restrictive Agreements
Exhibits
Exhibit A    -    Form of Assignment and Acceptance
Exhibit B    -    Form of Pledge Agreement
Exhibit C-1    -    Form of Revolving Credit Note
Exhibit C-2    -    Form of Term Loan Note
Exhibit C-3    -    Form of Swingline Note
Exhibit D    -    Form of Security Agreement
Exhibit E    -    Form of Guaranty Agreement
Exhibit 2.4    -    Form of Notice of Borrowing
Exhibit 2.6    -    Form of Notice of Conversion/Continuation
Exhibit 4.1(b)(vi)    -    Form of Secretary’s Certificate
Exhibit 4.1(b)(ix)    -    Form of Officer’s Certificate
Exhibit 6.1(f)    -    Form of Compliance Certificate

v

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 2, 2012, by and among FORTEGRA FINANCIAL CORPORATION, a corporation incorporated under the laws of the State of Delaware (“Fortegra”), and LOTS INTERMEDIATE CO., a corporation incorporated under the laws of the State of Delaware (“LOTS”, and together with Fortegra, each, a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), Swingline Lender (as defined below) and Issuing Lender (as defined below), Wells Fargo Securities, LLC, as Bookrunner and Joint Lead Arranger (“WF Securities”) and Synovus Bank, as Syndication Agent and Joint Lead Arranger (together with WF Securities, the “Arrangers”).
W I T N E S S E TH:
WHEREAS, the Borrowers have requested that the Lenders establish a $75,000,000 revolving credit facility and a $50,000,000 term loan facility in favor of the Borrowers; and
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments (as defined below), are willing severally to establish the requested revolving credit facility in favor of, and severally to make the term loans to, the Borrowers.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders and the Administrative Agent agree as follows:
Article I
DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions.
In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition” shall have the meaning assigned to such term in the definition of “Permitted Acquisition”.
“Additional Lender” shall have the meaning assigned to such term in Section 2.22(b).
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $75,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Annual Statement” shall mean the annual statutory financial statement of any Regulated Insurance Company required to be filed with the Applicable Insurance Regulatory Authority of the jurisdiction of incorporation or organization of such Regulated Insurance Company, which statement shall be in the form required by the state in which such Regulated Insurance Company is domiciled or, if no specific form is so required, in the form of financial statements permitted by such Applicable Insurance Regulatory Authority to be used for filing annual statutory financial statements and shall contain the type of information required and/or permitted by such Applicable Insurance Regulatory Authority to be disclosed therein, together with all exhibits or schedules filed therewith.
“Antecedent Fiscal Year” shall have the meaning assigned to such term in Section 2.11(b).
“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (a) each state or other jurisdiction in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or other jurisdiction in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created that asserts regulatory jurisdiction over such Regulated Insurance Company.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on such date, or the letter of credit fee on such date, as the case may be, a percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the date on which the Borrowers deliver the financial statements required by Section 6.1(a) or (c) and the Compliance Certificate required by Section 6.1(f); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the second Business Day after the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2012 are delivered shall be at Level II as set forth on Schedule I.
“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the date on which the Borrowers deliver the financial statements required by Section 6.1(a) or (c) and the Compliance Certificate required by Section 6.1(f); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the second Business Day after the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2012 are delivered shall be at Level II as set forth on Schedule I.
“Applicable Period” shall have the meaning assigned to such term in Section 6.1.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Availability Period” shall mean the period from the Closing Date to the Revolving Credit Maturity Date.
“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.
“Borrowers” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” shall mean for any period, without duplication, all expenditures for property, plant and equipment and other capital expenditures of the Borrowers and their Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrowers for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include: (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) to the extent financed with the proceeds from the sale of assets, in each case, to the extent such proceeds or awards are not required to prepay the Obligations pursuant to Section 2.11, (b) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) interest capitalized during such period, (d) expenditures made with any Permitted Equity Issuance, and (e) acquisitions permitted by Section 8.4 but only to the extent that such acquisitions are deemed to be capital expenditures pursuant to GAAP; provided further, that the purchase prices referred to in clause (b) above will not be included in Capital

Expenditures to the extent the total aggregate amount of all such purchase prices do not exceed $1,000,000 in any fiscal year of the Borrowers.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-l of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).
“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender or Swingline Lender, as the case may be, shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender or the Swingline Lender, as the case may be. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
(iii)    certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(iv)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)    mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (i) through (iv) above.
“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrowers to any person or entity or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof) other than pursuant to a merger, consolidation, acquisition or sale of assets permitted under Sections 8.3, 8.4 and 8.6, (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or entity or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than any Permitted Holders of more than 35% or more of the outstanding shares of the voting Capital Stock of Fortegra, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Fortegra by persons or entities who were neither (a) nominated by the current board of directors or Summit Partners, its Affiliates or its related co-investors in the Borrowers nor (b) appointed by directors so nominated or Summit Partners, its Affiliates or its related co-investors in the Borrowers.
“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or by the parent corporation of such Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 11.12.
“Class” shall mean, when used in reference to (a) any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans, Swingline Loans or Incremental Term Loans, (b) any Commitment, whether such Commitment is a Commitment in respect of Term Loans, Revolving Loans or Swingline Loans and (c) any Lender, whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 and Section 4.2 have been satisfied or waived in accordance with Section 11.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall have the meaning assigned to such term in the Security Agreement.
“Commitment Letter” shall mean that certain commitment letter, dated as of June 22, 2012, executed by WF Securities, the Administrative Agent and the Borrowers.
“Commitments” shall mean, collectively, as to all Lenders, the Revolving Commitments and the Term Loan Commitments of such Lenders.
“Communications” shall have the meaning assigned to such term in Section 11.1(e)(ii).
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrowers in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 6.1(f).
“Consolidated Adjusted EBITDA” shall mean, Consolidated EBITDA for any period
(a)    plus, to the extent deducted in determining Consolidated Net Income for such period without duplication, the following:
(i)    reasonable acquisition costs relating to a Permitted Acquisition,
(ii)    impairment of goodwill and other non-cash charges (including write downs and impairment of property, plant, equipment and intangibles and other long lived assets) or expenses which do not represent a cash item in such period or in any future period; provided that any non-cash charge or expense which may result in a cash item in a future period may be added back so long as such cash charge is otherwise deducted from Consolidated EBITDA in the future period in which such payment occurs (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense);
(iii)    any financing or financial advisory fees, accounting fees, legal fees and other out-of-pocket expenses of the Borrowers or any of their Subsidiaries incurred in connection with a public offering of the common stock of Fortegra or this Agreement (including any amendment, restatement, amendment and restatement, waiver, supplement or other modification of this Agreement and the Loan Documents);
(iv)    any financing or financial advisory fees, accounting fees, legal fees, transfer or mortgage recording taxes and other out-of-pocket expenses of the Borrowers or any of their Subsidiaries incurred in connection with any transactions permitted by this Agreement in an amount not to exceed $5,000,000 in any fiscal year of the Borrowers;
(v)    unusual or non-recurring cash charges;

(vi)    to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition;
(vii)    to the extent covered by insurance (and as to which the applicable insurance carrier has not denied coverage), expenses with respect to liability or casualty events or business interruption;
(viii)    all charges and expenses relating to severance payments pertaining to the Borrowers or their Subsidiaries, including any amounts expended to repurchase Capital Stock of the Borrowers or their Subsidiaries from the minority holders thereof upon the death, retirement or termination of such holder;
(ix)    other cash charges satisfactory to the Administrative Agent in its reasonable discretion;
(x)    the amount of any expense or deduction associated with income of any Subsidiaries attributable to non-controlling interests or minority interests of third parties;
(xi)    any net after-tax loss from the early extinguishment of Indebtedness; and
(xii)    Consolidated EBITDA, if negative, attributable to the operations of South Bay.
(b)    minus, to the extent added in determining Consolidated Net Income for such period without duplication, (i) all non-cash items increasing Consolidated Net Income other than ordinary course accruals in accordance with GAAP (in each case of or by the Borrowers and their Subsidiaries for such period), (ii) any net after tax gain or income from the early extinguishment of Indebtedness, (iii) the amount of any income or gains associated with income or loss of any Subsidiaries attributable to non-controlling interests or minority interests of third parties and (iv) Consolidated EBITDA, if positive, attributable to the operations of South Bay.
“Consolidated EBITDA” shall mean, for the Borrowers and their Subsidiaries on a consolidated basis for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and without duplication, (A) Consolidated Interest Expense, (B) expense for taxes on or measured by income, franchise taxes and other taxes in lieu of income taxes, in each case, determined on a consolidated basis in accordance with GAAP, and (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP.
“Consolidated Fixed Charges” shall mean, for the Borrowers and their Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense payable in cash for such period, (ii) scheduled principal payments made on Consolidated Total Debt during such period and (iii) Restricted Payments (other than Restricted Payments paid to any Subsidiary of the Borrowers) paid during such period.

“Consolidated Interest Expense” shall mean, for the Borrowers and their Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) but excluding interest expense attributable to obligations under any South Bay Financing plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).
“Consolidated Net Income” shall mean, for the Borrowers and their Subsidiaries for any period, the net income (or loss) of the Borrowers and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of either Borrower or any Subsidiary of either Borrower in the unremitted earnings of any Person that is not a Subsidiary.
“Consolidated Total Debt” shall mean, as of any date, (a) all Indebtedness of the Borrowers and their Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition of “Indebtedness” and excluding Indebtedness arising under a South Bay Financing, minus (b) all unrestricted cash and Cash Equivalents of the Borrowers and their Subsidiaries on deposit with a Lender, the Administrative Agent or any of their respective Affiliates, in an amount not exceeding $5,000,000, held by Loan Parties as of such date.
“Consolidated Total Stockholders’ Equity” shall mean the total consolidated stockholders’ equity of Fortegra and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have the meaning correlative thereto.
“Current Fiscal Year” shall have the meaning assigned to such term in Section 2.11(b).
“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Loan Party or any of its Subsidiaries.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning assigned to such term in Section 2.12(b).
“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans, the Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swingline Lender and each Lender, until such time as such Defaulting Lender status is cured through an agreement among the Borrowers, the Administrative Agent, the Issuing Lender and the Swingline Lender pursuant to Section 2.21(b).
“Disposition” shall have the meaning assigned to such term in Section 8.6.
“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 180 days following the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 180 days following the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date, (iii) contains any repurchase obligation which may come into effect prior to payment in full in cash of all Obligations or (iv) provides for the scheduled payments of dividends in cash; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control occurring prior to 180 days following the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions unless the Termination Conditions have been satisfied.
“Disregarded Domestic Subsidiary” shall mean any direct or indirect (other than through a Foreign Subsidiary) Domestic Subsidiary of which all but a de minimis amount of the assets of which consist of equity interests of one or more indirect Foreign Subsidiaries.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Borrowers organized under the laws of one of the fifty states or commonwealths of the United States or the District of Columbia.
“ECF Determination Date” shall have the meaning assigned to such term in Section 2.11(b).
“ECF Off-Set Amount” shall mean as of any date of determination with respect to any Current Fiscal Year, an amount (not less than zero) equal to the amount of cash actually paid by the Borrowers and their Subsidiaries during the Current Fiscal Year and the Fiscal Year immediately prior to the Current Fiscal Year on account of Permitted Acquisitions, minus (i) the amount of such Permitted Acquisitions funded with the proceeds of any Debt Issuance or Equity Issuance, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Adjusted EBITDA, and (ii) the amount of any such Permitted Acquisitions applied to reduce the amount set forth in Section 2.11(b) in any Fiscal Year prior to the Current Fiscal Year. For the avoidance of doubt, amounts on account of Permitted Acquisitions consummated prior to the Fiscal Year immediately prior to the Current Fiscal Year shall not be included or “rolled over” into the calculation of the ECF Off-Set Amount as of any date of determination.
“Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrowers or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrowers or their ERISA Affiliates or on behalf of beneficiaries of such participants.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Material.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of either Borrower or any Subsidiary resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Issuance” shall mean (a) any issuance by any Loan Party or any Subsidiary thereof to any Person that is not a Loan Party or a Subsidiary thereof, of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Loan Party into any Loan Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Disposition or (B) any Debt Issuance.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean with respect to the Borrowers or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) a determination that a Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).
“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate (other than pursuant to the definition of “Base Rate”).
“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent or any Lender is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Event of Default” shall have the meaning assigned to such term in Section 9.1.
“Excess Cash Flow” shall mean, for the Borrowers and their Subsidiaries on a consolidated basis, in accordance with GAAP for any Fiscal Year (provided that Excess Cash Flow shall not be calculated on a Pro Forma Basis), the excess, if any, of:
(a)    the sum, without duplication, of (i) Consolidated Adjusted EBITDA for such Fiscal Year, (ii) decreases in Working Capital for such Fiscal Year and (iii) the lesser of (A) the Consolidated Net Income of Regulated Insurance Companies for such Fiscal Year and (B) 10.0% of the “surplus” of such Regulated Insurance Companies (as defined in the NAIC standards), minus
(b)    the sum, without duplication, of (i) Consolidated Adjusted EBITDA attributable to the operations of Regulated Insurance Companies for such Fiscal Year, (ii) the aggregate amount of cash (A) actually paid by the Borrowers and their Subsidiaries during such Fiscal Year on account of Permitted Acquisitions (other than any amounts that were committed during a prior Fiscal Year to the extent such amounts reduced Excess Cash Flow in such prior Fiscal Year per clause (b)(ii)(B) below), (B) committed during such Fiscal Year to be used to make Permitted Acquisitions which for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Fiscal Year, provided that committed amounts deducted under this clause (B) and not actually expended in the succeeding Fiscal Year shall be added to the calculation of Excess Cash Flow in such succeeding Fiscal Year, and (C) actually paid by the Borrowers and their Subsidiaries during such Fiscal Year on account of Capital Expenditures, provided further that this clause (ii) shall not apply to the extent any such Capital Expenditure or Permitted Acquisition is made or is expected to be made with the proceeds of any Debt Issuance or Equity Issuance, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Adjusted EBITDA and shall not apply to the extent any Permitted Acquisition reduces the amount paid under Section 2.11(b) in any Fiscal Year); (iii) the aggregate amount of all scheduled principal payments or repayments of Indebtedness (other than mandatory prepayments of Loans) made by the Borrowers and their Subsidiaries during such Fiscal Year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (iv) increases to Working Capital for such Fiscal Year, (v) Consolidated Interest Expense paid in cash during such period, (vi) taxes on or measured by income, franchise taxes and other taxes in lieu of income taxes, in each case actually paid in cash during such Fiscal Year and (vii) without duplication of amounts in clauses (i) through (vi) above, amounts added back pursuant to clauses (a)(i), (iii), (iv), (v), (viii) and (ix) of the definition of Consolidated Adjusted EBITDA to the extent constituting cash charges, losses or expenses during such Fiscal Year.
“Excluded Subsidiaries” shall mean the Regulated Insurance Companies, any Disregarded Domestic Subsidiary and any Subsidiary that is prohibited by law from Guaranteeing the Obligations.
“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a)  Taxes imposed on or measured by income (however denominated) or franchise Taxes imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Lender is located, (c) any U.S. Federal withholding tax imposed under FATCA, (d) in the case of a Lender, any withholding Tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Lender at any time that such Lender designates a new lending office, except to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and or (e) is attributable to such Lender’s failure to comply with the requirements of Section 2.19(f).
“Existing Agent” shall mean SunTrust Bank.
“Existing Credit Facility” shall mean that certain Revolving Credit Agreement dated as of June 16, 2010, by and among the Borrowers, the lenders from time to time party thereto and the Existing Agent.

“Extensions of Credit” shall mean, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding, (ii) such Lender’s Pro Rata Share of the L/C Obligations then outstanding, (iii) such Lender’s Pro Rata Share of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” shall mean that certain fee letter, dated as of June 22, 2012, executed by WF Securities and the Administrative Agent and accepted by the Borrowers.
“FIRST” shall mean First Insurance Funding Corp.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrowers.
“Fiscal Year” shall mean any fiscal year of the Borrowers.
“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrowers and their Subsidiaries in cash on account of Capital Expenditures less cash taxes paid by the Borrowers and their Subsidiaries to (b) Consolidated Fixed Charges, in each case for the Measurement Period ending on or immediately prior to such date.
“Florida Headquarters” shall mean the principal office of the Borrowers located at 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, Florida.
“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.
“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states or commonwealths of the United States or the District of Columbia.

“Fortegra” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (for purposes of this definition, the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” shall mean the Subsidiary Loan Parties.
“Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit E, made by all Material Domestic Subsidiaries of the Borrowers, other than the Excluded Subsidiaries, in favor of the Administrative Agent for the benefit of the Lenders.

“Guaranty Supplement” shall mean each supplement substantially in the form of Schedule II to the Guaranty Agreement executed and delivered by a Domestic Subsidiary of the Borrowers pursuant to Section 6.10.
“Hazardous Materials” shall mean all substances or wastes that are defined or regulated as explosive, radioactive, hazardous, toxic, a pollutant or a contaminant pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.
“Hedging Counterparty” shall mean any Person that, at the time it enters into a Hedging Transaction with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedging Transaction; provided that at the time of entering into a Hedging Transaction, no Hedging Counterparty shall be a Defaulting Lender.
“Hedging Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties (a) with respect to obligations and other liabilities existing on the Closing Date, owed to any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) owed to any Hedging Counterparty, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Incremental Facility” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.22(a).
“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.22(a).
“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred and expenses accrued in the ordinary course of business; provided that for purposes of Section 9.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness or applicable law provide that such Person is not liable therefor. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 11.3(b).
“Initial Term Loan” shall mean a loan made by a Lender to the Borrowers under its Term Loan Commitment on the Closing Date, which will either be a Base Rate Loan or a Eurodollar Loan.
“Insurance Business” shall mean one or more of the aspects of the business of selling, issuing or underwriting insurance or reinsurance.
“Intellectual Property” shall mean, with respect to the Borrowers and their Subsidiaries, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights.
“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months or, if agreed by all relevant Lenders with respect to such Borrowing, nine or twelve months; provided that:

(i)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
(iv)    no Interest Period on any Loan may extend beyond the applicable maturity date of such Loan.
“Investments” shall have the meaning assigned to such term in Section 8.4.
“IRS” means the United States Internal Revenue Service, or any successor thereto.
“ISP98” shall mean the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” shall mean, with respect to Letters of Credit issued hereunder on or after the Closing Date, Wells Fargo, in its capacity as issuer thereof, or any successor thereto.
“L/C Cash Collateral Account” shall have the meaning assigned to such term in Section 9.1.
“L/C Commitment” shall mean the lesser of (a) $10,000,000 and (b) the Revolving Commitment.
“L/C Obligations” shall mean at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” shall mean the collective reference to all the Revolving Lenders other than the Issuing Lender.
“Lenders” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include, where appropriate, each Additional Lender that joins this Agreement pursuant to Section 2.22. Except to the extent the context specifically indicates otherwise, the term “Lender” shall include the Swingline Lender.

“Letter of Credit Application” shall mean an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue, amend or extend a Letter of Credit.
“Letters of Credit” shall mean the collective reference to the standby letters of credit issued pursuant to Section 3.1.
“LIBOR” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the arithmetic average of the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
“License” shall mean any license, certificate of authority, permit or other authorization which is required to be obtained from any Applicable Insurance Regulatory Authority or other Governmental Authority in connection with the operation, ownership or transaction of the Insurance Business.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement or any preference, priority or other arrangement, in each case, having the practical effect of a security interest or any other security agreement or preferential arrangement having the practical effect of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing but excluding operating leases).
“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Guaranty Agreement, each Guaranty Supplement, the Security Documents, all Letter of Credit Applications, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and the Fee Letter.
“Loan Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent, the Swingline Lender, the Issuing Lender or any other Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any L/C Obligation or Loan, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Swingline Lender, the Issuing Lender and any other Lender incurred, or required to be reimbursed, by the

Borrowers, in each case, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.
“Loan Parties” shall mean the Borrowers and the Subsidiary Loan Parties.
“Loans” shall mean all Revolving Loans, all Swingline Loans and all Term Loans, in the aggregate or any of them, as the context shall require.
“LOTS” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Mandatory Prepayment Percentage” shall mean, with respect to any Fiscal Year of the Borrowers, (a) 50%, if the Total Leverage Ratio on a Pro Forma Basis equals or exceeds 2.50:1.00 as of the end of such Fiscal Year, (b) 25%, if the Total Leverage Ratio on a Pro Forma Basis equals or exceeds 2.00:1.00, but is lower than 2.50:1.00 as of the end of such Fiscal Year and (c) 0%, if the Total Leverage Ratio on a Pro Forma Basis is lower than 2.00:1.00 as of the end of such Fiscal Year.
“Master Agreement” shall have the meaning assigned to such term in the definition of “Hedging Transaction”.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, operations or liabilities (contingent or otherwise) of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreement” shall mean any contract or other arrangement (other than the Loan Documents), to which either Borrower or any Subsidiary is a party as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Domestic Subsidiary” shall mean at any time any Material Subsidiary of the Borrowers that is also a Domestic Subsidiary.
“Material Indebtedness” shall mean Indebtedness (other than the Loans) and Hedging Obligations of the Borrowers or any of their Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $10,000,000.
“Material Subsidiary” shall mean at any time any direct or indirect wholly-owned Subsidiary of the Borrowers: (a) having assets (determined on a consolidating basis) in an amount equal to at least 5% of the total assets of the Borrowers and their Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) having net income (determined on a consolidating basis) in an amount equal to at least 5% of the net income of the Borrowers and their Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time; or (c) that is obligated to another Subsidiary in respect of Indebtedness permitted by Section 8.1 in an amount in excess of $10,000,000.
“Maximum Rate” shall have the meaning assigned to such term in Section 11.12.
“Measurement Period” shall mean at any date of determination, the most recently completed four fiscal quarters of the Borrowers.
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and an amount equal to 100% of the Fronting Exposure of the Swingline Lender with respect to Swingline Loans outstanding at such time and (ii) with respect to any other form of Cash Collateral, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.
“MNPI” shall mean any material non-public information within the meaning of the United States Federal securities Laws with respect to each of the Borrowers or any of their Subsidiaries or their respective securities.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall have the meaning assigned to such term in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean, as applicable, (a) with respect to any Disposition or the receipt of proceeds of any casualty or condemnation loss, the gross proceeds received by any Loan Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of a Disposition, all income taxes and other taxes assessed or reasonably expected to be assessed by a Governmental Authority as a result of such transaction, (ii) customary commissions and all other reasonable and customary out-of-pocket costs, fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (iv) the amount of any reserves established by any Loan Party to fund liabilities estimated to be payable as a result of such transaction or event (as determined in good faith by a Responsible Officer of the Loan Party) and (b) with respect to any Debt Issuance, the gross cash proceeds received by any Loan Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Notes” shall mean the Revolving Credit Notes, the Term Loan Notes and the Swingline Note.
“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.4.
“Notice of Conversion/Continuation” shall have the meaning assigned to such term in Section 2.6(b).
“Obligations” shall mean (a) all Loan Obligations, (b) all Hedging Obligations, (c) all Treasury Management Obligations and (d) all obligations and indebtedness of either Borrower or any other Loan Party under corporate card agreements, arrangements or programs (including, without limitation, purchasing card and travel and entertainment card agreements, arrangements or programs) maintained with the Administrative Agent, any Lender and any Affiliate of the Administrative Agent or a Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; provided that operating leases entered into by such Person in the ordinary course of business (including any sale and leaseback transaction that is treated as an operating lease) shall not be deemed to be Off-Balance Sheet Liabilities.
“OID” shall have the meaning assigned to such term in Section 2.22(c)(ii).
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document,

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning assigned to such term in Section 11.4(d).
“Participant Register” shall have the meaning assigned to such term in Section 11.4(d).
“Patriot Act” shall have the meaning assigned to such term in Section 4.1(g).
“Payment Office” shall mean the office of the Administrative Agent located at 1525 W W.T. Harris Blvd., Charlotte, North Carolina 28262, MAC D1109-019, Attn: Structuring and Closing, WLS Charlotte Agency Services, Tel: (704) 590-4937, Fax: (704) 590-3481, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the other Lenders.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Acquisitions” shall mean the acquisition (in one transaction or a series of transactions) of all or substantially all of the assets or Capital Stock of a Person, or any assets of any other Person that constitute a business unit or division of any other Person (each an “Acquisition”); provided that (a) such business or line of business is in the same, a similar, substantially related, ancillary, incidental or a complimentary line of business as the business of the Borrowers and their Subsidiaries, taken as a whole, conducted on the Closing Date; (b) such Acquisition is made with the approval of the board of directors of the Person to be acquired or the seller of such assets; (c) both before and immediately after any such Acquisition on a Pro Forma Basis no Default or Event of Default shall have occurred and be continuing; (d) immediately after such Acquisition on a Pro Forma Basis for the most recent Measurement Period, the Borrowers would be in compliance with the financial covenants in ARTICLE VII and the Administrative Agent shall have received a Compliance Certificate evidencing such compliance on a Pro Forma Basis; (e) the total consideration (including cash and non-cash consideration) paid in connection with such Acquisition, when taken together with the aggregate amount of all cash and non-cash consideration in connection with all Acquisitions during the term of this Agreement, shall not exceed the sum of (i) $75,000,000 and (ii) any proceeds of any Permitted Equity Issuances or Permitted Subordinated Debt that have not theretofore increased the amount referred to in clause (e)(i) in the aggregate for all such Acquisitions; and (f) the Administrative Agent has received each item required pursuant to Section 6.10 and Section 6.11.
“Permitted Encumbrances” shall mean:
(i)    Liens for Taxes (A) not yet due, (B) which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (C) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
(ii)    statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, landlords and other like Liens imposed by operation of law in the ordinary course of business for amounts (A) not yet due, (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP or (C) with respect to which the failure to make payment could not be reasonably expected to have a Material Adverse Effect;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries taken as a whole;
(vii)    customary rights of set-off relating to (A) revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where either Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as Cash Collateral) in the ordinary course of business and (B) purchase orders and other similar agreements entered into in the ordinary course of business; and
(viii)    Liens, if any, securing the Obligations;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the Obligations).
“Permitted Equity Issuance” shall mean Capital Stock of Fortegra (or Capital Stock of a Person of which Fortegra is a direct or indirect Subsidiary), that is issued on terms and conditions, except in the case of common stock, satisfactory to the Administrative Agent in connection with a Permitted Acquisition or Capital Expenditure and (i) delivered as consideration for such Permitted Acquisition or Capital Expenditure (so long as no Change in Control occurs as a consequence thereof), or (ii) the net proceeds of which are applied to the consideration payable for such Permitted Acquisition or Capital Expenditure at the time of consummation of such Permitted Acquisition or Capital Expenditure. A Permitted Equity Issuance shall not be applied to any purpose other than such consideration.
“Permitted Holders” shall mean (a) Summit Partners, L.P. and its Affiliates and related co-investors in the Borrowers and the directors, officers, members of management and employees of Fortegra who are holders of Capital Stock and (b) any group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof) of which any of the foregoing are members; provided that in the case of clause (b) and without giving effect to the existence of such group or any other group, (x) the Persons described in clause (a) above, collectively, have beneficial ownership directly or indirectly of more than 50% of the total voting power of the voting Capital Stock of Fortegra held by such group.
“Permitted Liens” shall have the meaning assigned to such term in Section 8.2.
“Permitted Subordinated Debt” shall mean any Indebtedness of either Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent in its sole discretion, (ii) that matures by its terms no earlier than six months after the later of the Term Loan Maturity Date and the Revolving Credit Maturity Date with no scheduled principal payments permitted prior to such maturity (other than “AHYDO” catch up payments, if applicable), and (iii) that is evidenced by an indenture or other similar agreement that is in form and substance reasonably satisfactory to the Administrative Agent, but for the avoidance of doubt shall exclude intercompany loans among any Borrower and/or any of its Subsidiaries.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which either Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).
“Platform” shall have the meaning assigned to such term in Section 11.1(e)(i).
“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof and substantially in the form of Exhibit B, executed by Fortegra and LOTSolutions, Inc., in favor of the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Pro Forma Basis” shall mean for purposes of calculating compliance with any financial covenant or condition herein (other than for calculations of Excess Cash Flow) (whether for purposes of ARTICLE VII or to determine whether a condition to a specific action has been or will be satisfied) in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Measurement Period with respect to such covenant or condition: (a) income statement items (whether positive or negative) attributable to the property or the Person subject to a Specified Transaction, in the case of a Permitted Acquisition or Investment, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrowers or any Subsidiary in connection with such Specified Transaction, and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the calculation of the financial covenants referred to above to the extent that such adjustments are consistent with the definition of Consolidated Adjusted EBITDA adjusted by (a) any credit received for acquisition related costs and savings to the extent expressly permitted pursuant to SEC Article 11 of Form S-X and (b) other extraordinary expenses, increased costs, identifiable and verifiable expense reductions, excess management compensation and other adjustments, if any, in each case calculated by Borrowers and approved by the Administrative Agent in its reasonable discretion.
“Pro Rata Share” shall mean (i) with respect to, and when used in the context of, any Revolving Commitment of any Revolving Lender and any Letters of Credit issued or participations purchased therein by any Revolving Lender or any participations in any Swingline Loans by any Revolving Lender at any time, a percentage, the numerator of which shall be such Revolving Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be Aggregate Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders), (ii) with respect to, and when used in the context of, Term Loans of any Lender at any time, such Lender’s Term Loan Percentage and (iii) with respect to, and when used in the context of, Obligations owed to any Lender in connection with Obligations under both clause (i) and (ii) above, shall mean a percentage, the numerator of which shall be the outstanding principal balance of the Term Loans of such Lender plus such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the aggregate outstanding principal balance of all Term Loans of all Term Loan Lenders plus the Aggregate Revolving Commitments (or if such Aggregate Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).
“Public Lender” shall have the meaning assigned to such term in Section 11.1(f).
“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.
“Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax- qualified under Section 401(a) of the Code.

“RBC Ratio” shall mean the ratio of NAIC Risk Based Capital (as defined in the NAIC standards) for any Regulated Insurance Company on an individual basis, calculated at the end of any Fiscal Year, to the “authorized control level” (as defined in the NAIC standards).
“Register” shall have the meaning assigned to such term in Section 11.4(c).
“Refinanced Indebtedness” shall mean all amounts outstanding (other than contingent amounts not yet due) under the Existing Credit Facility.
“Regulated Insurance Company” shall mean any Subsidiary of the Borrowers, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.
“Regulation D, T, U and X” shall mean Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Reimbursement Obligation” shall mean the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Reinsurance Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate amounts recoverable by the Borrowers and its Subsidiaries from reinsurers divided by (b) the sum of (i) policy and claim liabilities plus (ii) unearned premiums, in each case of the Borrowers and their Subsidiaries determined in accordance with GAAP.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Removal Effective Date” shall have the meaning assigned to such term in Section 10.9(b).
“Required Lenders” shall mean, at any date, any combination of Lenders holding more than fifty percent of the sum of (a) the aggregate amount of the Revolving Commitment plus (b) the aggregate outstanding principal amount of the Term Loan or, if the Revolving Commitment has been terminated, any combination of Lenders holding more than fifty percent of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” for any Person shall mean any law, treaty, rule or regulation, or determination of a Governmental Authority having the force of law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” shall have the meaning assigned to such term in Section 10.9(a).
“Responsible Officer” shall mean any of the chairman, the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrowers or such other representative of the Borrowers as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; provided that, with respect to the financial covenants and Compliance Certificate, “Responsible Officer” shall mean only the chief financial officer or the treasurer of the Borrowers.
“Restricted Payment” shall have the meaning assigned to such term in Section 8.5.
“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.22, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to the terms hereof.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans, (ii) the outstanding amount of such Lender’s funded participations in L/C Obligations and Swingline Loans at such time and (iii) such Lender’s Pro Rata Share of any unfunded participations in L/C Obligations and Swingline Loans at such time.
“Revolving Credit Maturity Date” shall mean the earliest to occur of: (a) August 2, 2017; (b) the date on which all the Revolving Commitments are terminated pursuant to Section 2.7; and (c) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) pursuant to Section 9.1.
“Revolving Credit Note” shall mean a promissory note of the Borrowers payable to a requesting Revolving Lender in the principal amount of such Revolving Lender’s Revolving Commitment, in substantially the form of Exhibit C-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Revolving Lender” shall mean any Lender with an outstanding Revolving Commitment or, if the Revolving Commitments have terminated or expired, any Lender with any Revolving Credit Exposure.

“Revolving Loan” shall mean a loan made by a Lender to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
“RP Condition” shall mean, as of any date of determination, that both (a) the Total Leverage Ratio, as of the most recent date of determination on a Pro Forma Basis, is lower than 2.00:1.00; and (b) as of such date, the Borrower could incur at least $25,000,000 of additional Revolving Loans under the Revolving Commitment.
“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
“SAP” shall mean, with respect to any Regulated Insurance Company, the statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority in the state in which such Regulated Insurance Company is domiciled for the preparation of Annual Statements and other financial reports by insurance companies of the same type as such Regulated Insurance Company in effect from time to time, applied in a manner consistent with those used in preparing the statutory financial statements referred to in Section 5.5.
“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Creditors” shall have the meaning assigned to such term in the Security Agreement.
“Security Agreement” shall mean the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit D, made by the Borrowers and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.
“Security Documents” shall mean the Pledge Agreement, the Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 6.10 and/or Section 6.11.
“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“South Bay” shall mean South Bay Acceptance Corporation.
“South Bay Financing” shall mean the South Bay Origination Agreement, as amended, restated, supplemented or otherwise modified from time to time, as well as one or more other arrangements (which may be provided on an intercompany basis) for the factoring of receivables, the provision of an asset based lending facility or any other asset based financing entered into by South Bay in replacement, refunding, renewal or extension of a South Bay Financing, provided that (i) the aggregate amount owed by South Bay, or committed to be extended to South Bay, by any such financing source or sources, in the aggregate, at any time, shall not exceed $40,000,000, (ii) immediately before and after giving effect to any such new financing, no Event of Default shall have occurred and be continuing, (iii) the primary obligor in respect of any such new financing shall be South Bay, and neither the Borrowers nor any other Subsidiary of the Borrowers shall be a primary obligor in respect of such new financing or shall Guarantee any obligations of South Bay thereunder, (iv) such financing shall be secured by no assets of the Borrowers or any of their Subsidiaries other than the assets of South Bay and (v) a Responsible Officer shall have delivered a certificate to the Administrative Agent at least five Business Days prior to the incurrence of such financing, together with a reasonably detailed description of the material terms and conditions of such financing and drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the foregoing requirements.
“South Bay Origination Agreement” shall mean the Origination, Sale and Servicing Agreement, dated as of February 1, 2011 by and between South Bay, as originator, and FIRST, as purchaser.
“South Bay Security Agreement” shall mean (a) the Agreement for Security of Financial Obligations of South Bay Acceptance Corporation to First Insurance Funding Corp., an Illinois corporation, dated as of February 1, 2011, by and among Lake Forest Bank & Trust Company, South Bay and FIRST, as amended, restated, supplemented or otherwise modified from time to time, and (b) any other security agreement entered into by South Bay in connection with a South Bay Financing (including any agreement replacing the agreement in clause (a) above).
“Specified Transaction” shall mean any Permitted Acquisition, Investment or incurrence of Indebtedness, or in the determination of the Mandatory Prepayment Percentage, in respect of which compliance with one or more financial covenants or conditions set forth in this Agreement is by the terms of this Agreement required to be calculated on a Pro Forma Basis.
“Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of either Borrower.
“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty Agreement.
“Summit Partners” shall mean Summit Partners, L.P., a limited partnership organized under the laws of the Commonwealth of Massachusetts.
“Swingline Commitment” shall mean the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitment Amount.
“Swingline Lender” shall mean Wells Fargo in its capacity as swingline lender hereunder, or any successor thereto.
“Swingline Loan” shall mean any swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” shall mean a promissory note made by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit C-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make its Initial Term Loan and/or Incremental Term Loans, as applicable, to the Borrowers hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.22, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Term Loan Commitment, the amount of the assigned “Term Loan Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to the terms hereof.
“Term Loan Lender” shall mean any Lender with an outstanding Term Loan Commitment or an outstanding Term Loan.
“Term Loan Maturity Date” shall mean the earliest to occur of (a) August 2, 2017 and (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) pursuant to Section 9.1.
“Term Loan Note” shall mean a promissory note of the Borrowers payable to a requesting Term Loan Lender in the principal amount of such Term Loan Lender’s Term Loan, in substantially the form of Exhibit C-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan Percentage” shall mean, as to any Term Loan Lender, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of the Term Loans of such Term Loan Lender to (b) the aggregate outstanding principal balance of all Term Loans of all Term Loan Lenders.
“Term Loans” shall mean the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.
“Termination Conditions” shall mean, collectively, (a) the payment in full in cash of the Loan Obligations (other than any (1) contingent obligations for which no claim has been asserted and (2) secured Hedging Obligations owed to any Hedging Counterparty or Treasury Management Obligations), (b) the termination or expiration of all Letters of Credit (unless Cash Collateralized or otherwise backstopped on terms satisfactory to the Issuing Lender) and (c) the termination or expiration of the Commitments.

“Total Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the Measurement Period ending on or immediately prior to such date.
“Transactions” shall mean, on the Closing Date (a) the refinancing of the Refinanced Indebtedness, (b) the funding of the Initial Term Loans, (c) the funding of the initial Revolving Loans on the Closing Date and (d) the payment of fees and expenses incurred in connection with the foregoing.
“Treasury Management Agreement” shall mean any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, purchasing card services, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services
“Treasury Management Bank” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Treasury Management Agreement; provided that at the time of entering into a Treasury Management Agreement, no Treasury Management Bank shall be a Defaulting Lender.
“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties (a) with respect to obligations and other liabilities existing on the Closing Date, owed to any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) owed to any Treasury Management Bank, pursuant to any Treasury Management Agreements.
“Trust Preferred Indenture” shall mean the Indenture, dated as of June 20, 2007, by and between LOTS, as issuer, and Wilmington Trust Company, as trustee.
“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate (other than pursuant to the definition of “Base Rate”) or the Base Rate.
“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests (as defined in the Security Agreement) in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non- perfection.
“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors.
“WF Securities” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” shall mean, for the Borrowers and their Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash and Cash Equivalents) less (b) current liabilities, excluding outstanding Revolving Loans and Swingline Loans.
Section 1.2.    Accounting Terms and Determination.
(a)    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrowers and their Subsidiaries delivered pursuant to Section 6.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrowers and their Subsidiaries last delivered to the Administrative Agent in connection with this Agreement); provided, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in ARTICLE VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend ARTICLE VII for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders. The parties hereto hereby agree to negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change to GAAP. Furthermore, the Borrowers hereby agree that any election pursuant to FASB Statement No. 159 shall be disregarded for all purposes of this Agreement, including, without limitation, for calculating financial ratios herein and determining compliance with the financial covenants herein. Notwithstanding anything to the contrary contained in this clause (a) or the definition of “Capital Lease Obligation”, in the event of an accounting change requiring all leases to be capitalized, only those leases that would constitute capital leases on the date hereof (assuming for purposes hereof that they were in existence on the date hereof) shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.
(b)    Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations (excluding calculations of Excess Cash Flow) pursuant to this Agreement and any other Loan Document shall, following the consummation of any Specified

Transaction, be calculated on a Pro Forma Basis until the completion of four full fiscal quarters following such Specified Transaction.
Section 1.3.    Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in ARTICLE V under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 9.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.
ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.    Revolving Loans.
Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in accordance with its Pro Rata Share of the Revolving Commitments, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result (after giving effect to any repayment of Swingline Loans or L/C Obligations with the proceeds of such Revolving Loan) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount or (c) on the Closing Date, the aggregate Revolving Credit Exposures exceeding $30,000,000. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.2.    Swingline Loans.
(a)    Availability. Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) exceeding the Swingline Commitment and (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement; provided that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.
(b)    Refunding.
(i)    Swingline Loans shall be refunded by the Revolving Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Lenders ratably in accordance with their respective Pro Rata Share of the Revolving Commitments and shall thereafter be reflected as Revolving Loans of the Revolving Lenders on the books and records of the Administrative Agent. Each Revolving Lender shall fund its respective Pro Rata Share of Revolving Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Lender’s obligation to fund its respective Pro Rata Share of a Swingline Loan shall be affected by any other Revolving Lender’s failure to fund its Pro Rata Share of a Swingline Loan, nor shall any Revolving Lender’s Pro Rata Share be increased as a result of any such failure of any other Revolving Lender to fund its Pro Rata Share of a Swingline Loan.
(ii)    If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of either of the Borrowers from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (unless the amounts so recovered by or on behalf of the Borrowers pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.4 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
(iii)    Each Revolving Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Revolving Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 9.1(h) or (i) shall have occurred, each Revolving Lender will, on the date the applicable Revolving Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swingline Loan. Each Revolving Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded by such Revolving Lender).
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 2.21 and Section 2.25.
Section 2.3.    Initial Term Loan.
Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrowers on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Amounts repaid or prepaid in respect of the Initial Term Loans may not be reborrowed.
Section 2.4.    Procedure for Borrowings.
The Borrowers shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.4 (a “Notice of Borrowing”) (x) prior to 11:00 a.m. one Business Day prior to the requested date of each Base Rate Borrowing other than a Swingline Loan, (y) prior to 11:00 a.m. on the same Business Day of each Swingline Loan, and (z) prior to 11:00 a.m. three Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Borrowing, (iv) the Class of such Borrowing, and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each

Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrowers may request; provided that all Swingline Loans will be Base Rate Loans. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing (other than for Swingline Loans) shall not be less than $1,000,000 or a larger multiple of $100,000. The aggregate principal amount of each Borrowing of Swingline Loans shall be not less than $500,000 or a larger multiple of $100,000. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. Promptly following the receipt of a Notice of Borrowing of Revolving Loans in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing of Revolving Loans. Any Loan or any portion thereof as to which the Borrowers have not duly specified the Type of such Loan or portion thereof as provided herein shall be deemed a Base Rate Loan.
Section 2.5.    Funding of Borrowings.
(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrowers with the Administrative Agent or at the Borrowers’ option, by effecting a wire transfer of such amounts to an account designated by the Borrowers to the Administrative Agent. Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Lenders as provided in Section 2.2(b).
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares of the applicable facility. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.6.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, other than with respect to Swingline Loans, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. For the avoidance of doubt, this Section 2.6 shall not apply to Swingline Loans, which shall be Base Rate Loans at all times.
(b)    To make an election pursuant to this Section 2.6, the Borrowers shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.6 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. one Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.4.
(c)    If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrowers shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if an Event of Default exists, unless the Administrative Agent and the Required Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.7.    Optional Reduction and Termination of Revolving Commitments.
(a)    Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.
(b)    Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender and (ii) any partial reduction pursuant to this Section 2.7 shall be in an amount of at least $1,000,000 and any larger multiple of $500,000. The Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount.
(c)    The Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.21 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.
(d)    Notwithstanding the foregoing, any notice of a termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked (subject to the payment of amounts due under Section 2.18) by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.8.    Repayment of Loans.
(a)    The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Credit Maturity Date.
(b)    The Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing of Revolving Loans is made, the Borrowers shall repay all Swingline Loans then outstanding.

(c)    Initial Term Loan. The Borrowers shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing December 31, 2012, in an amount equal to 2.5% of the initial principal amount thereof, except as the amounts of individual installments may be adjusted pursuant to Section 2.10 or Section 2.11 hereof. If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date. The Borrowers shall repay the aggregate outstanding principal amount of any Incremental Term Loans as set forth in the joinder or supplement contemplated by Section 2.22(e)(i).
Section 2.9.    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Extension of Credit made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.6, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.6, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Extension of Credit and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s applicable Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    At the request of any Lender at any time, the Borrowers agree that they will execute and deliver to such Lender a Revolving Credit Note, Term Loan Note or Swingline Note, as applicable, payable to the order of such Lender.
Section 2.10.    Optional Prepayments.

The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing other than a Swingline Loan, not less than one Business Day prior to the date of such prepayment and (iii) in the case of any prepayment of any Swingline Loan, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify whether the repayment is of Eurodollar Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each, and the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s applicable Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(a); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.18. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. Any prepayment of Term Loans shall be applied to the remaining scheduled amortization payments in the direct order of maturity. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing. A notice of prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. All prepayments under this Section 2.10 (other than of Swingline Loans and Base Rate Revolving Loans not made in connection with a termination or reduction of Revolving Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of prepayment. Notwithstanding the foregoing, any notice or prepayment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked (subject to the payment of amounts due under Section 2.18) by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.11.    Mandatory Prepayments.
(a)    Within five Business Days of receipt by a Borrower or any Subsidiary of the Net Cash Proceeds of any Disposition by such Borrower or such Subsidiary of any of their assets, or receipt of Net Cash Proceeds of any casualty or condemnation loss of any Collateral or other assets of any Borrower or any Subsidiary (excluding (i) sales permitted by Section 8.6(b), Section 8.6(c), Section 8.6(d), Section 8.6(f), Section 8.6(g), Section 8.6(h) and Section 8.6(j), (ii) sales of assets the proceeds of which are reinvested in assets of a kind then used or useful in the business of the Borrowers and their Subsidiaries within 180 days after such assets are sold or disposed of; provided however, that the proceeds from the sale of any Subsidiary, line of business, fixed assets or operating assets shall not be reinvested in Cash Equivalents (other than

Cash Equivalents that are acquired in connection with a Permitted Acquisition)), the Borrowers shall prepay the Loans in an amount equal to all such Net Cash Proceeds (excluding with respect to any such proceeds received by a Foreign Subsidiary, the amount of any Taxes that are reasonably estimated to be payable by any applicable Affiliate as a result of the repatriation of such proceeds); provided however, that so long as no Event of Default has occurred and is continuing, such Net Cash Proceeds in an amount of up to $1,000,000 in any Fiscal Year shall not be required to prepay the Loans. Any such prepayment under this clause (a) shall be applied in accordance with clause (e) below.
(b)    After the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2015, each such year a “Current Fiscal Year”), within five Business Days after the earlier to occur of (x) the delivery of the financial statements and related Compliance Certificate for such Current Fiscal Year and (y) the date on which the financial statements and the related Compliance Certificate for such Current Fiscal Year are required to be delivered pursuant to Section 6.1 (such date, the “ECF Determination Date”), the Borrowers shall make mandatory principal prepayments of the Loans in the manner set forth in clause (e) below in an amount equal to (i) the Excess Cash Flow for the Fiscal Year ended two Fiscal Years prior to the Current Fiscal Year (each, an “Antecedent Fiscal Year”), if any, multiplied by the Mandatory Prepayment Percentage for such Antecedent Fiscal Year, minus (ii) the sum of (A) the ECF Off-Set Amount (but only to the extent not causing the calculation in this clause (b) to be less than zero), (B) the aggregate principal amount of any voluntary prepayments of Term Loans made pursuant to Section 2.10 during such Antecedent Fiscal Year that reduce scheduled repayments of Term Loans in Fiscal Years subsequent to such Antecedent Fiscal Year and (C) solely to the extent the amount of the Revolving Commitments are permanently reduced pursuant to Section 2.7 in connection therewith (and solely to the extent of the amount of such reduction), the aggregate principal amount of any voluntary prepayments of Revolving Loans made pursuant to Section 2.10 during such Antecedent Fiscal Year, in each of case clause (B) and (C), to the extent such prepayments are not funded with the proceeds of Indebtedness, Equity Issuances or capital contributions. The Borrowers shall submit Schedule 2.11(b) to the Administrative Agent on each ECF Determination Date (commencing with the Fiscal Year ending December 31, 2013) to evidence their compliance with this Section 2.11(b).
(c)    The Borrowers shall make mandatory principal prepayments of the Loans in the manner set forth in clause (e) below in an amount equal to 100% of the Net Cash Proceeds from any Indebtedness not permitted pursuant to this Agreement by any Loan Party or any of its Subsidiaries. Such prepayment shall be made within three Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.
(d)    If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrower shall first, immediately repay Revolving Loans second, repay any Reimbursement Obligations and thereafter, Cash Collateralize undrawn L/C Obligations in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18. Each prepayment shall be applied first to the Base Rate Loans to the full extent thereof, and second to Eurodollar Loans to the full extent thereof.

(e)    Any prepayments made by the Borrowers pursuant to Section 2.11(a) or (b) above shall be applied by the Administrative Agent as follows: first, to prepay outstanding Term Loans and Incremental Term Loans on a pro rata basis and, except in the case of prepayments made pursuant to clause (b) above, in direct order of maturity (it being understood that any prepayments made pursuant to clause (b) above will be applied in the inverse order of maturity), second, to prepay the principal amount of outstanding Swingline Loans, third, to prepay outstanding Revolving Loans, fourth, to prepay any Reimbursement Obligations, and thereafter, with respect to any Letters of Credit then outstanding, to Cash Collateralize such Letters of Credit. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to this clause (e).
(f)    Notwithstanding the foregoing, in the event any portion of a mandatory prepayment is attributable to a Regulated Insurance Subsidiary under clauses (a) or (b) above and either the proceeds attributable to such amount (i) may not be remitted (after giving effect to any intercompany loans, distributions in respect of Capital Stock or otherwise) to the Borrowers or any of their Subsidiaries which are not Regulated Insurance Subsidiaries or (ii) if remitted (after giving effect to any intercompany loans, distributions in respect of Capital Stock or otherwise) would otherwise cause the amount of capital required to be maintained by such Regulated Insurance Subsidiary to be less than 125% of the highest “early warning” (or similar) threshold for capital maintenance  with respect to such Regulated Insurance Subsidiary (such proceeds, the “shortfall amount”), then the amounts otherwise payable by the Borrowers under clauses (a) or (b), as applicable, shall be reduced by such shortfall amount and the Borrowers shall not be required to make the portion of such prepayment equal to such shortfall amount until the date on which any Regulated Insurance Subsidiary is able to remit such shortfall amount to the Borrowers or any of their Subsidiaries which are not Regulated Insurance Subsidiaries.
Section 2.12.    Interest on Loans.
(a)    The Borrowers shall pay interest on each Base Rate Loan (including any Swingline Loan) at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.
(b)    Notwithstanding clauses (a) above, if an Event of Default has occurred and is continuing, the Borrowers shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 2.0% above the otherwise applicable interest rate for Base Rate Loans.
(c)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans (including Swingline Loans) shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months on each day which occurs every three months after the initial date of such Interest Period, and on the Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(d)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrowers and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.13.    Fees.
(a)    The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrowers and the Administrative Agent.
(b)    The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than Defaulting Lenders) a commitment fee, which shall accrue at the Applicable Percentage per annum on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period; provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Commitments for the purpose of calculating such commitment fee.
(c)    The Borrowers shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrowers and the Administrative Agent with respect to each such Lender, which shall be due and payable on the Closing Date.
(d)    Accrued fees under clause (b) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2012 and on the Revolving Credit Maturity Date (and if later, the date the Loans shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Credit Maturity Date shall be payable on demand.
(e)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (b) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.20 will automatically be deemed adjusted to reflect the provisions of this Section.
Section 2.14.    Computation of Interest and Fees.
Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.15.    Inability to Determine Interest Rates.
If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrowers and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Borrowers notify the Administrative Agent at least one Business Day before the date of any Borrowing of Eurodollar Revolving Loans for which a Notice of Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Eurodollar Borrowing shall be made as a Base Rate Borrowing.
Section 2.16.    Illegality.
If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrowers and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing of Revolving Loans, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar

Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.17.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or
(ii)    impose on any Lender or the Issuing Lender or the eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loans made by such Lender (other than one relating to Taxes);
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender or the Issuing Lender on the Borrowers (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender or the Issuing Lender, within five Business Days after the date of such notice and demand, an additional amount or amounts sufficient to compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital (or on the capital of the Parent Company of such Lender or the Issuing Lender) as a consequence of its obligations hereunder to a level below that which such Lender or the Issuing Lender, or the Parent Company of such Lender or the Issuing Lender, could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies or the policies of the Parent Company of such Lender or of the Issuing Lender with respect to capital adequacy) then, from time to time, within five Business Days after receipt by the Borrowers of written demand by such Lender or the Issuing Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender or the Issuing Lender such additional amounts as will compensate such Lender, the Issuing Lender or the Parent Company of such Lender or of the Issuing Lender for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or the Parent Company of such Lender or of the Issuing Lender, specified in clause (a) or (b) of this Section 2.17 shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender or the Issuing Lender, as the case may be, such amount or amounts within ten days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation.
Section 2.18.    Funding Indemnity.
In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrowers to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), or (d) a reallocation of Loans among the Lenders by the Administrative Agent pursuant to Section 2.22(f), then, in any such event, the Borrowers shall compensate each Lender, within five Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.18 submitted to the Borrowers by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.19.    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrowers shall pay, without duplication, any Other Taxes to the relevant Governmental Authority in accordance with applicable law,
(c)    The Borrowers shall indemnify the Administrative Agent and each Lender, twenty Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment delivered to the Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided, however, that as soon as practicable after any payment of such Indemnified Taxes by such Lender or the Administrative Agent to any Governmental Authority, such Lender or the Administrative Agent shall deliver to the Borrowers, as soon as reasonably practicable, the original or a certified copy of a receipt issued by such authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrowers.
(d)    Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall, to the extent available to the Borrowers, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Any Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under the Loan Documents shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested in writing by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased and to the Administrative Agent), as appropriate, two duly completed originals of (i) IRS Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers under the Loan Documents are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) IRS Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) IRS Form W-8 BEN, or any successor form prescribed by the IRS, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrowers within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrowers within the meaning of Code section 881(c)(3)(C); or (iv) such other IRS forms as may be applicable to the Foreign Lender, including Forms W-8 IMY (including all required statements) or W-8 EXP. Each non-Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased and to the Administrative Agent), as appropriate, two duly completed originals of Form W-9, or any successor form thereto, certifying that such non-Foreign Lender is entitled to an exemption from U.S. backup withholding tax. Each Lender shall deliver to the Borrowers and the Administrative Agent such forms required to be delivered to it by this Section 2.19(f) on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver to the Borrowers and the Administrative Agent such forms promptly upon (i) the obsolescence, expiration, or invalidity of any form previously delivered by such Lender and (ii) the reasonable request from a Borrower or the Administrative Agent from time to time. Each such Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the IRS for such purpose).
(g)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.19, the Administrative Agent or such Lender shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrowers or any other person.
(i)    Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.20.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.17, Section 2.18 or Section 2.19, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.2, Section 2.17, Section 2.18 and Section 2.19 and Section 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the order of priority set forth in Section 9.2. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such outstanding Loans or other Obligations then owing to such Lender.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.21.    Payments to Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Payments to Defaulting Lenders. Any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder, third to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.25 (in which case, any Cash Collateral previously provided to the Borrowers shall be returned to them to the extent of the amount so applied under this clause third), fourth as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s and Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 2.25, sixth to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that in the case of this clause eighth, if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C

Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall automatically be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share of Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iii)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (ii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (A) first, repay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.25.
(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility hereunder (without giving effect to Section 2.21(a)(ii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.22.    Increase of Commitments; Additional Lenders.
(a)    So long as no Default or Event of Default has occurred and is continuing, from time to time after the Closing Date, the Borrowers may, upon at least ten days’ written notice (or such shorter period of time as the Administrative Agent may agree to in its sole discretion) to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments (an “Incremental Revolving Commitment”) and/or incur an incremental term loan (an “Incremental Term Loan” and collectively with any Incremental Revolving Commitment, an “Incremental Facility”); provided that the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loans shall not exceed $50,000,000 in the aggregate over the term of this Agreement. No Lender shall have any obligation to extend any Incremental Facility.
(b)    The Borrowers may designate a bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) to extend such Incremental Facility (each, an “Additional Lender”), which at the time agrees to extend such Incremental Facility; provided however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed.
(c)    in the case of each Incremental Term Loan:
(i)    such Incremental Term Loan will mature no earlier than the Term Loan Maturity Date and will not have a shorter average life to maturity than the remaining average life to maturity of the Initial Term Loans;
(ii)    the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Borrowers and the lenders of such Incremental Term Loan; provided that if the Applicable Margin in respect of any Incremental Term Loan exceeds the Applicable Margin for the Initial Term Loan by more than 0.50%, then the Applicable Margin for the Initial Term Loan shall be increased so that the Applicable Margin in respect of such Initial Term Loan is equal to the Applicable Margin for the Incremental Term Loan minus 0.50%; provided further, in determining the Applicable Margin(s) applicable to each Incremental Term Loan and the Applicable Margin(s) for the Initial Term Loan, (1) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID with OID being equated to interest based on assumed four-year life to maturity or such lesser remaining life to maturity (if less than four years)) payable by the Borrowers to the Lenders under such Incremental Term Loan or the Initial Term Loan in the initial primary syndication thereof shall be deemed to constitute additional Applicable Margin, (2) if such Incremental Term Loan includes any LIBOR or Base Rate “floor”, and such floor is applicable to the Incremental Term Loan on the date of determination, then such applicable amount shall be equated to Applicable

Margin and (3) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Initial Term Loan or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded from such calculation;
(iii)    except as expressly provided above, the terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Initial Term Loan, shall be reasonably satisfactory to the Administrative Agent and the Borrowers; and
(iv)    the terms and conditions of any Incremental Term Loan, taken as a whole, shall not be materially more favorable to the Additional Lenders extending such Incremental Term Loan than the terms and conditions, taken as a whole, of the Initial Term Loans, except as expressly provided above.
(d)    in the case of each Incremental Revolving Commitment:
(i)    such Incremental Revolving Commitment shall have the same terms as the existing Revolving Commitments (other than any initial upfront fees paid to the Additional Lenders extending such Incremental Revolving Commitment); and
(ii)    the outstanding Revolving Loans and the Pro Rata Share of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable increase effective date among the Revolving Lenders (including the Additional Lenders providing such Incremental Revolving Commitment) in accordance with their revised Pro Rata Shares (and the Revolving Lenders (including the Additional Lenders providing such Incremental Revolving Commitment) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 2.18 in connection with such reallocation as if such reallocation were a repayment).
(e)    An Incremental Revolving Commitment or an Incremental Term Loan pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of:
(i)    a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrowers and by each Additional Lender setting forth the Incremental Revolving Commitments and/or Incremental Term Loans of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof,
(ii)    evidence of appropriate corporate authorization on the part of the Borrowers with respect to the Incremental Facility, and
(iii)    a certificate of a Responsible Officer of the Borrowers to the effect that (A) the conditions set forth in Section 4.2(a), (b) and (c) will be satisfied before and after giving effect to the incurrence of the Incremental Facility and (B) after giving effect to such increase and the payment of any related fees, the Borrower would be in compliance on a Pro Forma Basis with the covenants set forth in ARTICLE VII (after giving effect to any Borrowings to be made on the date that the Incremental Facility becomes effective, and deeming any Incremental Revolving Commitment to be fully drawn for purposes of calculating such compliance).
(f)    Upon the acceptance of any such agreement by the Administrative Agent, (i) the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Incremental Revolving Commitments added through such agreement, (ii) the Term Loans shall automatically be increased by the amount of the Incremental Term Loan added through such agreement and (iii) Schedule II shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments.
(g)    Each supplement or joinder agreement referred to in clause (e)(i) above may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provision of this Section 2.22, and for the avoidance of doubt, this Section 2.22 shall supersede any provisions of Sections 2.20 or 11.2 to the contrary.
Section 2.23.    Mitigation of Obligations.
If any Lender requests compensation under Section 2.17, or if the Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) in the sole judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.24.    Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.17, or (b) if the Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or (c) if any Lender is a Defaulting Lender, or (d) if, in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly and adversely affected thereby, is required pursuant to Section 11.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, then the Borrowers may, at their sole expense and effort (but without prejudice to any rights or remedies the Borrowers may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.25.    Cash Collateral.
At any time that there shall exist a Defaulting Lender, promptly following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(ii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided (other than liens permitted by Section 8.2(a)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.25 or Section 2.21 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.25 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
ARTICLE III

LETTER OF CREDIT FACILITY
Section 3.1.    L/C Commitment.
(a)    Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit for the account of the Borrowers or any Subsidiary thereof on any Business Day from the Closing Date through but not including the fifth Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment Amount. Each Letter of Credit shall (i) be denominated in Dollars, (ii) be a standby letter of credit issued to support obligations of the Borrowers or any of their Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires; provided that the Issuing Lender shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Lender must elect to allow such extension.
(b)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, ARTICLE III shall be subject to the terms and conditions of Section 2.21 and Section 2.25.
Section 3.2.    Procedure for Issuance of Letters of Credit.
(a)    The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Administrative Agent a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and ARTICLE IV, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers. The Issuing Lender shall promptly furnish to the Borrowers a copy of such Letter of Credit and promptly notify each Revolving Lender of the issuance and upon request by any Revolving Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Revolving Lender’s participation therein.
Section 3.3.    Commissions and Other Charges.
(a)    Letter of Credit Commissions. Subject to Section 2.25, the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the product of the daily amount available to be drawn under such Letter of Credit times the Applicable Margin with respect to Revolving Loans that are Eurodollar Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Pro Rata Share of the Revolving Commitment.
(b)    Issuance Fee. In addition to the foregoing commission, the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit as set forth in the Fee Letter. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.
(c)    Other Costs. In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
Section 3.4.    L/C Participations.
(a)    The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender, regardless of whether an Event of Default shall have occurred and be continuing, upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its Pro Rata Share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
Section 3.5.    Reimbursement Obligation of the Borrower.
(a)    In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on the next Business Day following the date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrowers shall immediately notify the Issuing Lender that the Borrowers intend to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Administrative

Agent requesting that the Revolving Lenders make a Revolving Loan bearing interest at the Base Rate plus the Applicable Margin on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Lenders shall make a Base Rate Loan bearing interest at the Base Rate plus the Applicable Margin in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.4 or ARTICLE IV. If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
Section 3.6.    Obligations Absolute.
(a)    The Borrowers’ obligations under this ARTICLE III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrowers. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
Section 3.7.    Effect of Letter of Credit Application.

To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this ARTICLE III, the provisions of this ARTICLE III shall apply.
ARTICLE IV

CONDITIONS PRECEDENT TO LOANS
Section 4.1.    Conditions to Effectiveness.
The obligations of the Lenders to make the initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2).
(a)    The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent received on or prior to the Closing Date) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arrangers (including the Fee Letter).
(b)    The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent:
(i)    a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic (pdf) transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)    to the extent requested by any Lender or Swingline Lender, (A) in the case of a Revolving Lender, duly executed Revolving Credit Notes payable to each requesting Revolving Lender, (B) in the case of a Term Lender, duly executed Term Loan Notes payable to each requesting Term Lender and (C) in the case of the Swingline Lender, a duly executed Swingline Note payable to the Swingline Lender;
(iii)    the Guaranty Agreement duly executed by each Loan Party;
(iv)    copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by the Existing Agent, together with (A) UCC-3 or other appropriate termination statements, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens of the Existing Agent and the lenders under the Existing Credit Facility upon any of the personal property of the Borrowers and their Subsidiaries, (B) cancellations and releases, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens of the Existing Agent and the lenders under the Existing Credit Facility upon any of the real property of the Borrowers and their Subsidiaries, and (C) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the Existing Agent and the lenders under the Existing Credit Facility;
(v)    the Pledge Agreement and the Security Agreement, each duly executed by the Loan Parties party thereto;
(vi)    a certificate of the Secretary or Assistant Secretary of each Loan Party substantially in the form of Exhibit 4.1(b)(vi), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(vii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;
(viii)    a favorable written opinion addressed to the Administrative Agent and each other Lender of (A) Weil, Gotshal & Manges LLP, as special counsel to the Loan Parties and (B) Kilpatrick Stockton LLP, as special Georgia counsel to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
(ix)    a certificate substantially in the form of Exhibit 4.1(b)(ix), dated as of the Closing Date and signed by a Responsible Officer, certifying that, after giving effect to the Transactions, (A) no Default or Event of Default exists, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (except where such representations and warranties that are qualified by materiality, in which such case such representations and warranties shall be true and correct without qualification), (C) since the date of the financial statements of the Borrowers described in Section 5.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect, (D) the ratio of Consolidated Total Debt (not including clause (b) of the definition of “Consolidated Total Debt”) of Fortegra and its Subsidiaries as of the Closing Date to Consolidated Adjusted EBITDA of Fortegra and its Subsidiaries will not exceed 3.00:1.00 as of the most recent Measurement Period prior to the Closing Date for which financial statements are available, (E) Consolidated Adjusted EBITDA of Fortegra and its Subsidiaries will be at least $40,000,000 for the most recent Measurement Period prior to the Closing Date for which financial statements are available (calculated on a Pro Forma Basis including other adjustments reasonably acceptable to the Administrative Agent) and (F) Fortegra and its Subsidiaries will have Consolidated Total Stockholders’ Equity for the most recent Measurement Period prior to the Closing Date of at least $130,000,000;
(x)    a duly executed Notice of Borrowing;

(xi)    (A) copies of the audited consolidated financial statements for the Borrowers and their Subsidiaries for the Fiscal Year ending December 31, 2011; (B) copies of the unaudited consolidated financial statements of the Borrowers and their Subsidiaries as of March 31, 2012; and (C) the budget, income and expense projections of the Borrowers and their Subsidiaries prepared on a quarterly basis for the Fiscal Year ending December 31, 2012;
(xii)    UCC, tax and judgment lien search results with respect to each Loan Party from all appropriate jurisdictions and filing offices;
(xiii)    certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other Material Agreements to which any Loan Party or any Subsidiary or any of its assets are bound; provided that the term “Material Indebtedness” as used in this clause (xiii) only, shall refer to Material Indebtedness that individually, and not in the aggregate, exceeds $5,000,000;
(xiv)    a Trademark Security Agreement executed by Fortegra, LOTSolutions, Inc., Pacific Benefits Group Northwest, L.L.C. and eReinsure.com, Inc., in form and substance reasonably satisfactory to the Administrative Agent;
(xv)    the Borrowers shall use their commercially reasonable efforts to deliver to the Administrative Agent a landlord waiver and agreement with respect to the Florida Headquarters, related to, among other things, the Collateral located at the Florida Headquarters and the Administrative Agent’s access rights to such Collateral;
(xvi)    certificates of insurance issued on behalf of insurers of the Borrowers and all other Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrowers and all other Loan Parties, naming the Administrative Agent as additional insured on liability policies and lender loss payee endorsements for property and casualty policies;
(xvii)    a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of Fortegra, that after giving effect to the Transactions, each Loan Party and each Material Subsidiary thereof is each Solvent.
Without limiting the generality of the provisions of this Section 4.1, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
(c)    The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Pledge Agreement and the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Security Agreement endorsed in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Administrative Agent) by the pledgor thereof.
(d)    All consents, approvals and authorizations required to be obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding this Agreement or any transaction being financed with the proceeds hereof shall be ongoing; certified copies of all such consents, approvals and authorizations, if reasonably requested by the Administrative Agent, shall have been delivered to the Administrative Agent.
(e)    All actions necessary to establish to the Administrative Agent’s satisfaction that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens) shall have been taken; provided that the Borrowers will not be required to perfect a Lien in Collateral to the extent that the burden or cost of perfecting such a Lien would outweigh the benefit of the security afforded thereby as determined by the Borrowers and the Administrative Agent and provided further, that with respect to any Collateral the Lien in which may not be perfected by filing of a UCC financing statement, if the perfection of the security interest in such Collateral may not be accomplished prior to the Closing Date after use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent under Section 4.1 so long as the Borrowers agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required by the Administrative Agent to perfect such security interests, and the Borrowers further agree to take or cause to be taken any other actions set forth on Schedule 4.1, within the time frames set forth on Schedule 4.1, and the failure to deliver such documents or instruments or to take or cause to be taken such other actions within such time frame shall be an immediate and automatic Event of Default.
(f)    The Administrative Agent shall have received evidence reasonably satisfactory to it that no Indebtedness will remain outstanding after the Closing Date except (i) Indebtedness pursuant to the Trust Preferred Indenture, (ii) Indebtedness incurred pursuant to this Agreement and (iii) Indebtedness pursuant to the existing Hedging Transaction between Fortegra and the Administrative Agent.
(g)    No later than five Business Days prior to the Closing Date, each Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent at least ten Business Days prior to the Closing Date in order to comply with requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).

Section 4.2.    Each Credit Event.
The obligation of each Lender to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue, amend or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance, amendment or extension date:
(a)    at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;
(b)    at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect thereto, (except (i) for those representations and warranties that are qualified by materiality, in which such case such representations and warranties shall be true and correct without qualification and (ii) to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation and warranty shall be true and correct in all material respects as of such earlier date));
(c)    since the date of the financial statements of the Borrowers described in Section 5.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and
(d)    the Borrowers shall have delivered the required Notice of Borrowing.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.2.
Section 4.3.    Delivery of Documents.
All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this ARTICLE IV, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant to the Administrative Agent and each Lender as follows:
Section 5.1.    Existence; Power.
Each Borrower and each of their Subsidiaries (i) is duly organized, validly existing and in good standing (if applicable) as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing (if applicable), in each jurisdiction where such qualification is required, except, in the case of either of clauses (ii) or (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 5.2.    Organizational Power; Authorization.
The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrowers, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrowers or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 5.3.    Governmental Approvals; No Conflicts.
The execution, delivery and performance by the Borrowers of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) recordings and filings in connection with the Liens granted to the Administrative Agent under the Security Documents, (b) will not violate any Requirements of Law applicable to the Borrowers or any of their Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a breach or default under any Material Agreement or give rise to a right thereunder to require any payment to be made by the Borrowers or any of their Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrowers or any of their Subsidiaries, except Liens (if any) created under the Loan Documents.
Section 5.4.    Financial Statements.
The Borrowers have furnished to each Lender the audited consolidated balance sheet of the Borrowers and their Subsidiaries as of December 31, 2011 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by PricewaterhouseCoopers, LLP. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments. Since December 31, 2011, there have been no changes with respect to the Borrowers and their Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.5.    Statutory Financial Statements.

The Annual Statement of each of the Regulated Insurance Companies (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled and delivered to the Administrative Agent prior to the execution and delivery of this Agreement, as of and for the Fiscal Year ended December 31, 2011 have been prepared in accordance with SAP consistently applied. Each such Annual Statement was in material compliance with applicable law when filed.
Section 5.6.    Litigation and Environmental Matters.
(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any of their Subsidiaries (i) as to which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which questions the validity or enforceability of this Agreement or any other Loan Document.
(b)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) each of the Borrowers and their Subsidiaries is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any permit, license or other approval required under any Environmental Law, and (ii) none of the Borrowers or any of their Subsidiaries (A) has become subject to any Environmental Liability, (B) has received notice of any claim with respect to any Environmental Liability or (C) knows of any basis for any Environmental Liability.
Section 5.7.    Compliance with Laws and Agreements.
Each Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all Material Agreements, except, in the case of each of clauses (a) and (b), where non- compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.8.    Insurance Licenses.
To the extent required by applicable law, each Regulated Insurance Company holds a License and is authorized to transact Insurance Business in (a) the line or lines of insurance it is engaged in and (b) the state, states or jurisdictions it transacts business in, except to the extent that the failure to have such a License or authority could not reasonably be expected to have a Material Adverse Effect. No such License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension, limitation or revocation. To the Borrowers’ knowledge, no such suspension, limitation or revocation has been threatened by any Applicable Insurance Regulatory Authority or other Governmental Authority. The Regulated Insurance Companies do not transact any business, directly or indirectly, requiring any license, permit, governmental approval, consent or other authorization other than those currently obtained, except to the extent of which could not reasonably be expected to have a Material Adverse Effect.

Section 5.9.    Investment Company Act, Etc.
None of the Borrowers nor any of their Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
Section 5.10.    Taxes.
The Borrowers and their Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) where the same (a) are not overdue or (b) are currently being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP or (ii) where the failure to file or pay could not, individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of such taxes are adequate (determined based on GAAP), and no tax liabilities that could be materially in excess of the amount so provided are anticipated with respect to the periods covered by such charges, accruals or reserves at the time such Borrower or such Subsidiary establishes such charges, accruals and reserves.
Section 5.11.    Margin Regulations.
None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. None of the Borrowers or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 5.12.    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “accumulated benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair value of plan assets” of such Plans by more than $2,500,000. No event has occurred since the issuance of such financial statements that would cause the “accumulated benefit obligations” of all Plans to exceed the “fair value of plan assets” of such Plans by the dollar amount specified in the previous sentence. The terms “accumulated benefit obligations” and “fair value of plan assets” shall be determined by and with such terms defined in accordance with GAAP Accounting Standards Codification Topic 715-30.

(b)    Each Employee Benefit Plan is in compliance except as could reasonably be expected to result in a Material Adverse Effect with the applicable provisions of ERISA, the Code and other Requirements of Law. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination from the IRS and each such Qualified Plan is in compliance with Revenue Procedure 2011-44 (or any successor thereto applicable the date that such representation is made). To the best of Borrowers’ knowledge, no event has occurred which would cause the loss of the Borrowers’ or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion letter.
(c)    With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrowers’ financial statements in accordance with GAAP Accounting Standards Codification Topic 715-60.
(d)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrowers’ knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority with respect to a Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) none of the Borrowers or any ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrowers to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.
Section 5.13.    Ownership of Property.
(a)    Each of the Borrowers and their Subsidiaries has good and marketable title to, or valid leasehold interests in (pursuant to valid and subsisting leases that are in full force), all of its real and personal property material to the operation of its business, in each case free and clear of Liens prohibited by this Agreement.
(b)    Each of the Borrowers and their Subsidiaries owns, or is licensed, or otherwise has the right, to use, all Intellectual Property material to and necessary for the conduct of its business as currently conducted, and the use thereof by the Borrowers and their Subsidiaries does not infringe, misappropriate or otherwise violate in any material respect on the rights of any other Person, in each case, other than to the extent that the failure to obtain any such rights or any such infringement could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    To the knowledge of each of the Borrowers and their Subsidiaries’, on and as of the date hereof, there is no violation by others of any right of the Borrower or its Subsidiaries with respect to any Intellectual Property listed in Schedule F to the perfection certificate that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where either Borrower or any applicable Subsidiary operates.
Section 5.14.    Disclosure.
As of the Closing Date, the Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrowers or any of their Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrowers are required to file with the SEC or that any Regulated Insurance Company is required to filed with any Applicable Insurance Regulatory Authority), financial statements, certificates or other written information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results and that such differences may be material).
Section 5.15.    Labor Relations.
There are no strikes, lockouts or other material labor disputes or grievances against the Borrowers or any of their Subsidiaries, or, to the Borrowers’ knowledge, threatened against or affecting the Borrowers or any of their Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrowers or any of their Subsidiaries, or to either Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrowers or any of their Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrowers or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.16.    Subsidiaries.
Schedule 5.16 sets forth the name of, the ownership interest of the Borrowers in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party and/or a Regulated Insurance Company, in each case as of the Closing Date.
Section 5.17.    Solvency.

After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, and the repayment of the Refinanced Indebtedness, each of the Borrowers and each of their Material Subsidiaries is Solvent.
Section 5.18.    OFAC.
None of the Borrowers, any Subsidiary of the Borrowers or any Affiliate of the Borrowers or any Subsidiary Loan Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 5.19.    Patriot Act.
Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c)  the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of Executive Order 13224, signed by President George W. Bush on September 24, 2001 or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 5.20.    Security Documents.
(a)    The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), in which a security interest may be created under the New York Uniform Commercial Code as in effect from time to time, and the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements with appropriate offices, the filings of grants of security in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the execution of appropriate control agreements and the delivery of certificated securities and instruments to the Administrative Agent) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens specified in clauses (b) and (d) of Section 8.2.

(b)    The Pledge Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement) and the proceeds thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), and, when such Collateral is delivered to the Administrative Agent, together with stock powers duly executed in blank, the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.
(c)    Schedule 5.20 lists completely and correctly as of the Closing Date all real property owned by the Borrowers and their Subsidiaries and the addresses thereof.
(d)    Schedule 5.20 lists completely and correctly as of the Closing Date all real property leased by the Borrowers and their Subsidiaries and the addresses thereof.
Section 5.21.    Material Agreements.
Attached hereto as Schedule 5.21 is a correct and complete list, as of the date of this Agreement, of each Material Agreement. None of the Borrowers, nor any Subsidiary, nor, to the knowledge of the Borrowers, any other party thereto is in material default under any Material Agreement.
ARTICLE VI

AFFIRMATIVE COVENANTS
The Borrowers covenant and agree that so long as the Termination Conditions are not satisfied:
Section 6.1.    Financial Statements and Other Information.
The Borrowers will deliver to the Administrative Agent (who will distribute to each Lender):
(a)    as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrowers, (i) a copy of the annual audited report for such Fiscal Year for the Borrowers and their Subsidiaries, containing a consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrowers and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Johnson Lambert LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrowers and their Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP consistently applied and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended which may be a copy of the one included in Fortegra’s public filing with the SEC;
(b)    as soon as available (i) and in any event within 120 days after the end of each Fiscal Year of each Regulated Insurance Company, the Annual Statement of such Regulated Insurance Company for such Fiscal Year as filed with the Applicable Insurance Regulatory Authority in such Regulated Insurance Company’s state of domicile, together with the signature of the Chief Financial Officer of the Borrowers certifying that such Annual Statement presents the financial condition and results of operations of such Regulated Insurance Company in accordance with SAP, and (ii) the opinion of an independent public accounting firm of nationally recognized standing who has audited the Annual Statement referenced in clause (i) immediately above (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit), but only to the extent such Regulated Insurance Company is required by applicable law to obtain, or otherwise elects to obtain, such an audit and opinion;
(c)    as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrowers, commencing with the Fiscal Quarter ended June 30, 2012, (i) an unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows (together with all footnotes thereto) of the Borrowers and their Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrowers’ previous Fiscal Year and in each case prepared in accordance with GAAP consistently applied and (ii) a report containing management’s discussion and analysis of such financial statements for the Fiscal Quarter then ended which may be a copy of the one included in Fortegra’s public filing with the SEC;
(d)    as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of each Regulated Insurance Company, commencing with the Fiscal Quarter ended June 30, 2012, quarterly financial statements of such Regulated Insurance Company for such Fiscal Quarter and as filed with the Applicable Insurance Regulatory Authority in such Regulated Insurance Company’s state of domicile, together with the signature of the Chief Financial Officer of the Borrowers certifying that such Annual Statement presents the financial condition and results of operations of such Regulated Insurance Company in accordance with SAP;
(e)    as soon as available, and in any event no more than 60 days after the end of each Fiscal Year of the Borrowers, an annual budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrowers of consolidated balance sheets, statements of income or operations and cash flows, in each case in form and substance satisfactory to the Administrative Agent, of the Borrowers and their Subsidiaries on a quarterly basis for the immediately succeeding Fiscal Year;

(f)    concurrently with the delivery of the financial statements referred to in clauses (a) and (c) above, a Compliance Certificate substantially in the form of Exhibit 6.1(f) signed by a Responsible Officer of the Borrowers, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrowers have taken or propose to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in ARTICLE VII, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the latest delivery of the Borrowers’ audited financial statements referred to in clause (a) above and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided however, that no action shall be required by the Borrowers under this clause (iii) to the extent any such change in GAAP or the application thereof does not affect or apply to the Borrowers and their Subsidiaries, including the presentation by the Borrowers of their financial statements;
(g)    concurrently with the delivery of the financial statements referred to in clause (a) above, a list of all sales or other dispositions of assets made pursuant to Section 8.6(i) of this Agreement by the Borrowers and their Subsidiaries during the Fiscal Year most recently ended and for which the proceeds of such sales or dispositions are used to replace assets, including a description of the type of replacement assets and amount and type of other proceeds, if any, received from such sales or other dispositions;
(h)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrowers or any Subsidiary as the Administrative Agent or any Lender may reasonably request.
In the event that any financial statement delivered pursuant to clauses (a) or (c) immediately above or any Compliance Certificate is shown to be inaccurate during the term of this Agreement, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations. This Section 6.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.12(b) and ARTICLE IX.
Section 6.2.    Notices of Material Events.
The Borrowers will furnish to the Administrative Agent and each Lender prompt (and, in any event, not later than three Business Days after a Responsible Officer becomes aware thereof) written notice of the following:
(a)    the occurrence of any Default or Event of Default;

(b)    notwithstanding the lead-in to this Section 6.2, not later than five Business Days after a Responsible Officer becomes aware thereof, written notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Applicable Insurance Regulatory Authority or other Governmental Authority against or, to the knowledge of either Borrower, affecting either Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect and any written notice received from an Applicable Insurance Regulatory Authority or other Governmental Authority threatening any such action, suit or proceeding;
(c)    the occurrence of any event or any other development by which the Borrowers or any of their Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    notwithstanding the lead-in to this Section 6.2, not later than five Business Days after a Responsible Officer becomes aware thereof, written notice of the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $2,500,000;
(e)    the occurrence of any event of default, or the receipt by the Borrowers or any of their Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of the Borrowers or any of their Subsidiaries;
(f)    the early termination or material breach by any Person of a Material Agreement (and, with respect to any Person other than a Loan Party, to the extent the Borrowers have knowledge of such termination or breach); and
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 6.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 6.3.    Existence; Conduct of Business.
The Borrowers will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are similar, substantially related, incidental, ancillary or complementary thereto, including, without limitation, to do all things necessary to renew, extend and continue all Licenses material to its business which may at any time and from time to time be necessary for any Regulated Insurance Company to operate its business in compliance with all applicable laws and regulations, except, in each case above, to the extent that any failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that nothing in this Section 6.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.3.
Section 6.4.    Compliance with Laws, Etc.
The Borrowers will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and the PATRIOT Act, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 6.5.    Payment of Obligations.
The Borrowers will, and will cause each of their Subsidiaries to, pay and discharge all of its obligations and liabilities (including without limitation all taxes, assessments and other government charges, levies and all other claims that could result in a statutory Lien but excluding all obligations and liabilities with respect to Indebtedness) before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 6.6.    Books and Records.
The Borrowers will, and will cause each of their Subsidiaries to, keep books of record and account in which complete entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrowers in conformity with GAAP and SAP. The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of the Borrowers. The Borrowers will not (x) move such records and books of account or change the name under which it does business without (i) giving the Administrative Agent at least ten days’ prior written notice (or such shorter period to which the Administrative Agent agrees), and (ii) authorizing the filing by the Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such move or change or (y) change its chief executive office without (i) giving the Administrative Agent written notice thereof within 30 days after such change (or such longer period to which the Administrative Agent agrees) and (ii) authorizing the filing by the Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such change.
Section 6.7.    Visitation, Inspection, Etc.
The Borrowers will, and will cause each of their Subsidiaries to, permit any representative of the Administrative Agent or any Lender, during normal business hours and after reasonable prior notice (a) to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and (b) to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants); provided that in the absence of the existence of an Event of Default, the Administrative Agent shall not exercise its rights under the foregoing clause (a) of this Section 6.7 more often than two times during any fiscal year and only one such time shall be at the Borrowers’ expense; provided further, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrowers at any time upon reasonable prior notice.
Section 6.8.    Maintenance of Properties; Insurance.
The Borrowers will, and will cause each of their Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, including, without limitation, Intellectual Property, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of their Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrowers and their Subsidiaries and as lender loss payee with respect to property and casualty policies.
Section 6.9.    Use of Proceeds.
The Borrowers will use the proceeds of (a) all Loans on the Closing Date to finance the Transactions and (b) Revolving Loans and Letters of Credit on and after the Closing Date to finance working capital needs, Permitted Acquisitions, capital expenditures and for other general corporate purposes of the Borrowers and their Subsidiaries. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
Section 6.10.    Additional Subsidiaries.
If any Material Domestic Subsidiary (other than an Excluded Subsidiary) is acquired or formed after the Closing Date, the Borrowers will promptly notify the Administrative Agent and the Lenders thereof and, within ten Business Days after any such Material Domestic Subsidiary is acquired or formed (or such longer period to which the Administrative Agent may agree), will cause such Material Domestic Subsidiary to become a Subsidiary Loan Party. A Material Domestic Subsidiary (other than an Excluded Subsidiary) shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Guaranty Supplement, a Security Agreement and such other Security Documents as are required by Section 6.11, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Material Domestic Subsidiary and (iii) opinions of counsel comparable to those delivered pursuant to Section 4.1(b) and such other documents, in each case, as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan

Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Guaranty Agreement or its respective Security Agreement, except as provided expressly in this Agreement. No Loan Party shall form or acquire a Foreign Subsidiary after the date hereof without giving prior written notice to the Administrative Agent.
Section 6.11.    Further Assurances.
(a)    The Borrowers will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests created or intended to be created by the Security Documents. In addition, with respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral and as to which the Administrative Agent does not have a perfected security interest, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrowers shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrowers agree to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. Notwithstanding anything herein to the contrary, unless at the request of the Administrative Agent if an Event of Default shall have occurred and be continuing, (x) neither the Borrowers nor the Guarantors will be required to provide Collateral or to perfect a security interest in any Collateral to the extent the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as determined by both the Borrowers and the Administrative Agent or if the granting of a security interest in such Collateral would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the UCC) and (y) no foreign law security or pledge agreements shall be required.
(b)    The Borrowers will give prompt notice to the Administrative Agent of the acquisition by the Borrowers or any of the Subsidiary Loan Parties of any fee interest in real property having a fair market value equal to or greater than $2,000,000 simultaneously with such acquisition. If the Borrowers or any of the Subsidiary Loan Parties shall acquire any fee- owned real property after the Closing Date with a fair market value equal to or greater than $2,000,000, then substantially simultaneously with such acquisition (or such later date to which the Administrative Agent may agree), the Borrowers shall deliver, or shall cause to be delivered, to the Administrative Agent a mortgage with respect thereto, in form and substance reasonably satisfactory to the Administrative Agent. The Borrowers shall pay, or shall cause to be paid, all costs associated with the recording of the any mortgage, together with any subsequent amendments thereto, with the appropriate authorities, and shall take all other actions reasonably requested by the Administrative Agent in order to vest in the Administrative Agent, for the benefit of the Lenders, a perfected lien on the interest in each such parcel of real property described therein, subject to no other liens, claims or encumbrances, except for Permitted Encumbrances. At the time the Borrowers deliver, or cause to be delivered, the mortgage referenced in the immediately preceding sentence, the Borrowers shall deliver, or shall cause to be delivered, to the Administrative Agent a recent appraisal, survey and policy of title insurance, insuring the Administrative Agent’s mortgagee’s interest in such fee-owned real property and a Phase I environmental audit, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent. Any policy of title insurance shall be in an amount reasonably satisfactory to the Administrative Agent and shall insure that such mortgage is a valid and enforceable first priority Lien on such property, free and clear of all defects, encumbrances and Liens, other than Permitted Encumbrances. The Administrative Agent shall have the right to request such title insurance commitment updates upon (i) any material modifications or amendments of this Agreement or the other Loan Documents or (ii) modifications of, or improvements to, or change of ownership in, the underlying real property, and shall have the right to instruct the issuer of the title insurance commitment to set forth as added requirements such things as would be necessary to eliminate added exceptions to coverage.
Section 6.12.    Post Closing Matters.
The Borrowers will and will cause each Subsidiary Loan Party, as applicable, to execute and deliver the documents and complete the tasks set forth on Schedule 4.1, in each case within the time limits specified on such schedule.
ARTICLE VII

FINANCIAL COVENANTS
The Borrowers covenant and agree that so long the Termination Conditions have not been satisfied, commencing with the Fiscal Quarter ending September 30, 2012:
Section 7.1.    Total Leverage Ratio.
The Borrowers will maintain, as of the end of each Fiscal Quarter set forth below, a Total Leverage Ratio not greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Total Leverage Ratio
September 30, 2012	3.50 : 1.00
December 31, 2012	3.50 : 1.00
March 31, 2013	3.50 : 1.00
June 30, 2013	3.50 : 1.00
September 30, 2013	3.50 : 1.00
December 31, 2013	3.25 : 1.00
March 31, 2014	3.25 : 1.00

June 30, 2014	3.25 : 1.00
September 30, 2014 December 31, 2014	3.25 : 1.00 3.00 : 1.00
Thereafter	3.00 : 1.00

Section 7.2.    Fixed Charge Coverage Ratio.
The Borrowers will maintain, as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 2.00:1.00.
Section 7.3.    Reinsurance Ratio.
The Borrowers will maintain, as of the end of each Fiscal Quarter, a Reinsurance Ratio of not less than 50%.
Section 7.4.    RBC Ratio. The Borrowers shall cause each Regulated Insurance Company to maintain, as of the end of each Fiscal Quarter, a minimum RBC Ratio of 250.0%.
ARTICLE VIII

NEGATIVE COVENANTS
The Borrowers covenant and agree that so long as the Termination Conditions have not been satisfied:
Section 8.1.    Indebtedness and Preferred Equity.
The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness of the Borrowers and their Subsidiaries existing on the date hereof and set forth on Schedule 8.1 and extensions, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, refinancing, renewal or replacement) or shorten the maturity or the weighted average life thereof;
(c)    Indebtedness of a Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements and extensions, renewals, and replacements of any such Indebtedness do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding;

(d)    Indebtedness among the Borrowers and their Subsidiaries; provided that (i) any such Indebtedness that is owed by a Borrower or a Subsidiary Loan Party to a Subsidiary that is not a Subsidiary Loan Party is expressly subordinated in right of payment to the Obligations (it being understood that so long as no Default or Event of Default then exists, the Borrowers or such Subsidiary Loan Party may repay such Indebtedness) and (ii) any such Indebtedness owed by any Subsidiary that is not a Loan Party to a Loan Party shall be subject to Section 8.4;
(e)    Guarantees by a Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of a Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 8.4;
(f)    Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) immediately after such Person becomes a Subsidiary on a Pro Forma Basis, the Borrowers would be in compliance with the financial covenants in ARTICLE VII and the Administrative Agent shall have received a Compliance Certificate evidencing such compliance on a Pro Forma Basis;
(g)    Permitted Subordinated Debt;
(h)    Indebtedness in respect of Hedging Obligations permitted by Section 8.10;
(i)    (i) Indebtedness of the Borrowers or any of their Subsidiaries (A) assumed in connection with any Permitted Acquisition, provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated (relative to the Obligations) basis, which subordination shall be on terms satisfactory to the Administrative Agent or (C) incurred in connection with a Permitted Acquisition or a disposition of assets permitted by Section 8.6, in each case under agreements providing for earn-outs, purchase price adjustments or similar adjustments that, in the case of the foregoing, are unsecured and, in the case of obligations for (x) earn-outs or (y) purchase price adjustments that may be exercisable or effective more than one year after the applicable Permitted Acquisition, are subordinated to the Obligations on terms satisfactory to the Administrative Agent, in the cases of clauses (B) through (C) immediately above, so long as both immediately prior and after giving effect thereto, (1) no Default or Event of Default shall exist or result therefrom, and (2) the Borrowers and their Subsidiaries will be in compliance with ARTICLE VII on a Pro Forma Basis after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and the Administrative Agent shall have received a Compliance Certificate evidencing such compliance on a Pro Forma Basis, and (ii) any extension, refinancing renewal or replacement thereof so long as such extension, refinancing, renewal or replacement does not increase the outstanding principal amount thereof or shorten the maturity or the weighted average life thereof;

(j)    Indebtedness representing deferred compensation and other similar arrangements (i) to employees of the Borrowers and their Subsidiaries incurred in the ordinary course of business and (ii) incurred in connection with any Permitted Acquisition;
(k)    Indebtedness incurred in connection with installment payments in respect of the Borrowers’ or their Subsidiaries’ insurance premiums in the ordinary course of business;
(l)    promissory notes issued by any Loan Party to the current or former officers, directors, employees or consultants (or one or more Persons which are, or are beneficially owned or controlled by, any of the foregoing and/or any heirs or immediate family members of any of the foregoing) of the Borrowers or any Subsidiary thereof to purchase or redeem Capital Stock, equity-related incentives, options, equity appreciation rights or similar incentive compensation thereof; provided that any such promissory note is subordinated to the Obligations under this Agreement on terms and conditions satisfactory to the Administrative Agent;
(m)    Indebtedness (other than for borrowed money) subject to Liens permitted by Section 8.2;
(n)    paid-in-kind interest in respect of Indebtedness permitted by this Section 8.1;
(o)    other unsecured Indebtedness of the Borrowers and/or their Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(p)    Indebtedness (i) in respect of netting services, employee credit card programs and similar arrangements, in each case in connection with cash management or deposit accounts and (ii) with respect to overdraft protections, in the cases of clauses (i) and (ii) immediately above, incurred in the ordinary course of business; and
(q)    Indebtedness incurred in connection with a South Bay Financing.
The Borrowers will not, and will not permit any Subsidiary to, issue any preferred stock or any other preferred equity interest of the type described in clause (ix) of the definition of “Indebtedness” unless permitted by clauses (b) or (o) of this Section 8.1.
Section 8.2.    Liens.
The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):
(a)    Liens securing the Obligations, provided however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.20 or Section 9.2;
(b)    Permitted Encumbrances;

(c)    any Liens on any property or asset of a Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 8.2; provided that such Lien shall not apply to any other property or asset of a Borrower or any Subsidiary;
(d)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 8.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset (other than the proceeds or products thereof, it being understood that Liens incurred pursuant to multiple equipment leases provided by a single lessor that are otherwise permitted to be secured hereunder may be cross-collateralized so long as the Liens securing such multiple equipment leases only attach to the assets leased under such multiple equipment leases); and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)    Liens on property at the time of its acquisition or existing on the property of a Person at the time such Person is acquired by any Loan Party, which Person is merged into or consolidated with any Borrower or any Subsidiary or becomes a Subsidiary; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or investment and do not extend to any assets other than the asset encumbered by such Lien (other than the proceeds or products thereof, it being understood that Liens incurred pursuant to multiple equipment leases provided by a single lessor that are otherwise permitted to be secured hereunder may be cross-collateralized so long as the Liens securing such multiple equipment leases only attach to the assets leased under such multiple equipment leases); (ii) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capital Lease Obligations, such Liens do not extend to the property of any Person other than the Person acquired or formed to make such acquisition and the subsidiaries of such Person and (iii) the Indebtedness secured thereby (or any modifications, replacements, renewals or extensions thereof, as applicable) is permitted under Section 8.1;
(f)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrowers or any of their Subsidiaries in the ordinary course of business;
(g)    Liens on (i) cash earnest money deposits made by the Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement and (ii) advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.4 to be applied against the purchase price for such Investment;
(h)    Liens evidenced by the filing of precautionary UCC financing statements (or similar filings under applicable law) relating solely to operating leases of personal property entered into the ordinary course of business;

(i)    Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law or contract encumbering deposits (including the right of set-off), which are within the general parameters customary in the banking industry and which do not secure Indebtedness;
(j)    Liens in favor of the Borrowers or any of their Subsidiaries securing Indebtedness permitted under Section 8.1 or other obligations (other than Indebtedness) owed by any Subsidiary to another Subsidiary;
(k)    extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (j) of this Section 8.2; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; provided further, that Liens incurred pursuant to multiple equipment leases provided by a single lessor that are otherwise permitted to be secured hereunder may be cross-collateralized so long as the Liens securing such multiple equipment leases only attach to the assets leased under such equipment leases;
(l)    Liens granted under a South Bay Security Agreement; and
(m)    other Liens to secure obligations in an aggregate principal amount not to exceed $5,000,000 so long as the same does not secure Indebtedness for borrowed money.
Section 8.3.    Fundamental Changes.
(a)    The Borrowers will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve; provided that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrowers or any Subsidiary may merge with a Person if the applicable Borrower (or such Subsidiary if a Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge, liquidate or dissolve into another Subsidiary; provided that if any party to such merger, liquidation or dissolution is a Subsidiary Loan Party, a Borrower or a Subsidiary Loan Party shall be the surviving Person or shall acquire all of the assets in any such liquidation or dissolution, as applicable, and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided further, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 8.4.
(b)    The Borrowers will not, and will not permit any of their Subsidiaries to, engage in any business other than such business or line of business that is in the same or a similar, substantially related, ancillary, incidental or complementary line of business as the business of the Borrowers and their Subsidiaries on the date hereof.
Section 8.4.    Investments, Loans, Acquisitions, Etc.

The Borrowers will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets or Capital Stock of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:
(a)    Investments (other than Cash Equivalents) existing on the date hereof and set forth on Schedule 8.4 (including Investments in Subsidiaries);
(b)    Cash Equivalents;
(c)    Guarantees constituting Indebtedness permitted by Section 8.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;
(d)    Investments made by the Borrowers in or to any Subsidiary and by any Subsidiary to the Borrowers or in or to another Subsidiary; provided that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (which solely for purposes of this Section 8.4(d) shall include South Bay), including all such Investments and Guarantees existing on the Closing Date, shall not exceed $7,500,000 (or such greater amount agreed to by the Administrative Agent on behalf of the Lenders) at any time outstanding; provided that to the extent any Loan Party makes a cash Investment in a Subsidiary that is not a Subsidiary Loan Party and the cash so invested was received by such Loan Party as a dividend or other distribution from a Regulated Insurance Company that is not a Loan Party within 30 days prior to the date of such Investment, the amount of such cash shall not count toward the $7,500,000 limit set forth in this clause (d);
(e)    loans or advances to employees, officers or directors of the Borrowers or any Subsidiary in the ordinary course of business for travel, relocation and related expenses and advances of payroll payments; provided however, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;
(f)    Investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(g)    Hedging Transactions permitted by Section 8.10;
(h)    Permitted Acquisitions;

(i)    customary and reasonable indemnity obligations entered into in connection with any Permitted Acquisition or any disposition permitted by Section 8.6, to the extent permitted by Section 8.l(i);
(j)    Investments consisting of Liens, Indebtedness, fundamental changes or dispositions otherwise expressly permitted by Section 8.1, Section 8.2, Section 8.3 and Section 8.6;
(k)    Investments consisting of Guarantees of the obligations of others so long as (i) such Guarantees do not constitute Guarantees of Indebtedness for borrowed money and (ii) such Guarantees are entered into in the ordinary course of business;
(l)    other Investments in an aggregate amount not to exceed $5,000,000 in any Fiscal Year; and
(m)    Investments made by any Regulated Insurance Company in the form of loans or advances to customers in the ordinary course of business.
Section 8.5.    Restricted Payments.
The Borrowers will not, and will not permit their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock, the principal amount of Indebtedness subordinated to the Obligations (except as expressly contemplated by Section 8.1(d)(i) or Section 8.1(q)) or the principal amount of Indebtedness under the Trust Preferred Indenture or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each except as set forth in clauses (a) and (b) below, a “Restricted Payment”), except that any Borrower or Subsidiary may:
(a)    make dividends payable by Fortegra solely in shares of any class of its common stock;
(b)    make Restricted Payments payable by any Subsidiary to a Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly-owned by the Borrowers and other wholly-owned Subsidiaries;
(c)    make Restricted Payments; provided that (i) no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made and (ii) with respect to any Restricted Payments exceeding $10,000,000 in the aggregate after the Closing Date, the RP Condition is met at the time such Restricted Payment is made; and
(d)    make deemed repurchases of equity interests, to the extent such repurchases occur as a result of the “cashless exercise” of stock options or warrants by the holders thereof.
Section 8.6.    Sale of Assets.

The Borrowers will not, and will not permit any of their Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrowers or any wholly-owned Subsidiary of the Borrowers (or to qualify directors if required by applicable law) (each, a “Disposition”), except:
(a)    the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations or otherwise no longer useful or used in its business disposed of in the ordinary course of business;
(b)    a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a sale and leaseback transaction;
(c)    the sale of inventory in the ordinary course of business;
(d)    licenses and sublicenses of Intellectual Property in the ordinary course of business (including in connection with franchising activities) and which do not materially interfere with the business of the Borrowers and their Subsidiaries;
(e)    transfers of property subject to casualty or condemnation events upon receipt of the cash proceeds of such casualty or condemnation event;
(f)    dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Borrowers, are not material to the conduct of the business of the Borrowers and the Subsidiaries;
(g)    the sale of Cash Equivalents in the ordinary course of business;
(h)    (i) discounting the face amount of accounts receivable in connection with the collection of such accounts receivable by the Borrowers or their Subsidiaries and (ii) the sale of accounts receivable to collection agencies, in each case in the ordinary course of business and consistent with the past practices of the Person discounting or selling such accounts receivable;
(i)    the sale or other disposition of such assets in an aggregate amount (based on the book value of such assets) not to exceed 25% in any Fiscal Year of the book value of all of the assets of the Borrowers and their Subsidiaries determined as of the end of the immediately preceding Fiscal Year; and
(j)    the sale or pledge of premium finance agreements originated by South Bay to a financing source providing a South Bay Financing.
Section 8.7.    Transactions with Affiliates.
The Borrowers will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except:

(a)    in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)    transactions between or among the Borrowers and any Subsidiary Loan Party not involving any other Affiliates;
(c)    any Restricted Payment permitted by Section 8.5 and issuances by the Borrowers and their Subsidiaries of equity interests not prohibited under this Agreement;
(d)    reasonable and customary fees payable to any directors of the Borrowers and their Subsidiaries (or any direct or indirect parent of the Borrowers) and reimbursement of reasonable out-of-pocket costs of the directors of the Borrowers and their Subsidiaries (or any direct or indirect parent of the Borrowers) in the ordinary course of business (in the case of any direct or indirect parent to the extent attributable to the operations of the Borrowers and their Subsidiaries);
(e)    expense reimbursement and employment, severance and compensation arrangements entered into by the Borrowers and their Subsidiaries (or any direct or indirect parent of the Borrowers to the extent attributable to the operations of the Borrowers and their Subsidiaries) with their directors, officers or employees, in the ordinary course of business;
(f)    payments by the Borrowers and their Subsidiaries to each other pursuant to tax sharing agreements or arrangements on reasonable and customary terms;
(g)    the payment of reasonable and customary indemnities to directors, officers, employees, members of management and consultants of the Borrowers and their Subsidiaries (or any direct or indirect parent of the Borrowers) in the ordinary course of business (in the case of any direct or indirect parent to the extent attributable to the operations of the Borrowers and their Subsidiaries), to the extent the same is not covered by applicable director’s and officer’s insurance or other liability insurance;
(h)    transactions pursuant to permitted agreements in existence on the Closing Date set forth on Schedule 8.7 and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;
(i)    loans and other transactions among the Borrowers and their Subsidiaries to the extent permitted under Section 8.1; provided that any Indebtedness of any Loan Party owed to a Subsidiary that is not a Loan Party shall be subordinated as provided in Section 8.1(d);
(j)    the existence of, or the performance by the Borrowers or any of their Subsidiaries of their obligations under the terms of any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and set forth on Schedule 8.7 and any similar agreements which it may enter into thereafter; provided however, that the existence of, or the performance by the Borrowers or any of their Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (j) to the extent that the terms of any such amendment or new agreement are not adverse to the interests of the Lenders in any material respect;
(k)    payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the Borrowers, any of their direct or indirect parent companies or any of their Subsidiaries which are approved by a majority of the board of directors of the Borrowers in good faith and that are permitted under Section 8.4;
(l)    Investments permitted by Section 8.4(k); and
(m)    the purchase, sale or pledge of finance agreements, retail installment sales contracts or similar agreements originated by South Bay to or from a Subsidiary of Borrowers on terms and conditions not less favorable to South Bay or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
Section 8.8.    Restrictive Agreements.
The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrowers or any other Subsidiary, to Guarantee Indebtedness of the Borrowers or any other Subsidiary or to transfer any of its property or assets to the Borrowers or any Subsidiary of the Borrowers; provided that (i) the foregoing shall not apply to (A) restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (C) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (D) contractual obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary and so long as such contractual obligations do not prohibit such Subsidiary from granting Liens in its assets to secure the Obligations or from Guaranteeing the Obligations, (E) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (F) restrictions and conditions which exist on the date hereof and set forth on Schedule 8.8, (G) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (F) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing and (ii) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof and (H) restrictions and conditions set forth in an agreement governing a South Bay Financing and applicable only to South Bay and its assets.
Section 8.9.    Sale and Leaseback Transactions.
The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
Section 8.10.    Hedging Transactions.
The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which either Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrowers acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which either Borrower or any of their Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 8.11.    Amendment to Organizational Documents.
The Borrowers will not, and will not permit any of their Subsidiaries to, amend, modify or waive any of its rights in any manner that is adverse in any material respect to the interests of the Lenders under such Person’s certificate of incorporation, bylaws or other organizational documents.
Section 8.12.    Permitted Subordinated Indebtedness.
(a)    The Borrowers will not, and will not permit any of their Subsidiaries to make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.
(b)    The Borrowers will not, and will not permit any of their Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such Permitted Subordinated Debt or change (to a date earlier than six months after the later of the Term Loan Maturity Date and the Revolving Credit Maturity Date) the dates upon which principal payments are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrowers or any such Subsidiary than is customary for senior subordinated debt securities of comparable issuers issued in the capital markets at such time and placed by nationally recognized investment banks; or (iv) otherwise increase the obligations of the Borrowers or any Subsidiary in respect of such

Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be materially adverse to the Administrative Agent or the Lenders.
Section 8.13.    Accounting Changes.
The Borrowers will not, and will not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except for changes required by GAAP, SAP or any Requirement of Law or changes otherwise in accordance with GAAP, SAP or any Requirement of Law, or change the Fiscal Year of the Borrowers or of any of their Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its fiscal year to that of the Borrowers.
Section 8.14.    Government Regulation.
None of the Borrowers or any of their Subsidiaries will (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.
Section 8.15.    ERISA.
The Borrowers will not and will not cause or permit any ERISA Affiliate to cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.
ARTICLE IX

EVENTS OF DEFAULT
Section 9.1.    Events of Default.
If any of the following events (each, an “Event of Default”) shall occur:
(a)the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 9.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days; or

(c)any representation or warranty made or deemed made by or on behalf of the Borrowers or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect as of the date made or deemed made or submitted; or

(d)the Borrowers shall fail to deliver the documents or instruments, or to take or cause to be taken such actions as required by, and within the time frames set forth on Schedule 4.1, or the Borrowers shall fail to observe or perform any covenant or agreement contained in Section 6.2 or Section 6.3 (with respect to the Borrowers’ or any Loan Party’s existence) or ARTICLE VII or ARTICLE VIII; or

(e)any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrowers becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by the Administrative Agent; or

(f)(i) the Borrowers or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or (iii) any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)either Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 9.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrowers or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for either Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)either Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrowers and the Subsidiaries in an aggregate amount exceeding $10,000,000; or

(k)any judgment or order for the payment of money in excess of $10,000,000 (to the extent not covered by insurance and, if covered by insurance, as to which the applicable insurance carrier has not denied coverage) in the aggregate shall be rendered against the Borrowers or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)any non-monetary judgment or order shall be rendered against the Borrowers or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)a Change in Control shall occur or exist; or

(n)the Borrowers or any of their Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting the business of the Borrowers and their Subsidiaries or from restricting the Borrowers and their Subsidiaries from making restricted payments and, in each case, such order shall continue in effect for more than 30 days and such injunction or prevention could reasonably be expected to result in a Material Adverse Effect; or

(o)the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by the Borrowers or any of their Subsidiaries, or any other action shall be taken by any Governmental Authority in response to any alleged failure by the Borrowers or any of their Subsidiaries to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(p)any provision of any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party party thereto (other than in accordance with its terms), or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate any Loan Document to which it is a party; or
(q)any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrowers or any other Loan Party not to be, a valid, perfected, first priority (except for Permitted Liens or as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss results solely from the actions or the failure to act of the Administrative Agent;

then, and in every such event (other than an event with respect to the Borrowers described in clause (g) or (h) of this Section 9.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, whereupon the Revolving Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be immediately due and payable, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and if an Event of Default specified in either clause (g) or (h) shall occur, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph and the aggregate funds on deposit in any Cash Collateral account opened by the Administrative Agent (each, an “L/C Cash Collateral Account”) shall be less than 105% of the L/C Obligations for all Letters of Credit at such time, the Borrowers shall at such time deposit in an L/C Cash Collateral Account the amount required so that, after such deposit, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 105% of the L/C Obligations for all Letters of Credit. Amounts held in any L/C Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied , first, to the remaining L/C Obligations and second, in the order of priority set forth in Section 9.2.
Section 9.2.    Application of Proceeds from Collateral.
All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders during the existence of an Event of Default shall be applied as follows:

(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)    second, to the fees, indemnities and other reimbursable expenses of the Administrative Agent, the Issuing Lender and the Swingline Lender, then due and payable pursuant to any of the Loan Documents ratably among the Administrative Agent, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause (b), until the same shall have been paid in full;
(c)    third, to all indemnities and reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents ratably among the Lenders in proportion to the respective amounts described in this clause (c), until the same shall have been paid in full;
(d)    fourth, to the fees due and payable under clauses (b) and (c) of Section 2.13 of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)    fifth, to the aggregate outstanding principal amount of the Loans, the Reimbursement Obligations and, to the extent secured by Liens granted in connection with the Loan Documents, the Net Mark-to-Market Exposure and Treasury Management Obligations of the Borrowers and the Subsidiary Loan Parties, until the same shall have been paid in full, allocated pro rata among the Lenders, the Issuing Lender, any Hedging Counterparties holding Net Mark-to-Market Exposure and any Treasury Management Bank on their respective pro rata shares of the aggregate amount of such Loans, Reimbursement Obligations, Net Mark-to-Market Exposure and Treasury Management Obligations;
(f)    sixth, to Cash Collateralize any L/C Obligations then outstanding in an amount equal to or exceeding 105% of the L/C Obligations for all Letters of Credit;
(g)    seventh, to all other Obligations until the same shall have been paid in full; and
(h)    eighth, to the extent any proceeds remain, to the Borrowers or other parties lawfully entitled thereto.
All amounts allocated pursuant to the foregoing clauses second through eighth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.
ARTICLE X

THE ADMINISTRATIVE AGENT
Section 10.1.    Appointment and Authority.

(a)    Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than this paragraph (a), Section 10.8 and Section 10.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential party to a Hedging Transaction or Treasury Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Creditors). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this ARTICLE X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of ARTICLE X and ARTICLE XI (including Section 11.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 10.2.    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 10.3.    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.4.    Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5.    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 10.6.    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.7.    Enforcement
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan

Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder, (c) any Lender from exercising setoff rights in accordance with Section 11.7 (subject to the terms of Section 2.20), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.20, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.8.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, the Issuing Lender and the Swingline Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender and (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents. Notwithstanding such resignation by the retiring Issuing Lender, (i) the Letters of Credit issued by such retiring Issuing Lender shall remain outstanding and be deemed to have been issued hereunder until such time as such Letters of Credit expire in accordance with their respective terms (it being understood and agreed that no such Letter of Credit shall be extended after the date of such resignation by the retiring Issuing Lender) and (ii) the retiring Issuing Lender shall retain all of the rights of an Issuing Lender hereunder with repsect to such Letters of Credit issued hereunder until such time as all Letters of Credit issued by such retiring Issuing Lender have expired in accordance with their terms.
Section 10.9.    No Other Duties, etc.
Anything herein to the contrary notwithstanding, each of the bookrunner and the joint lead arrangers listed on the cover page or signature pages hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
Section 10.10.    Collateral and Guaranty Matters.
(a)    Each of the Lenders (including in its or any of its Affiliate’s capacities as a Hedging Counterparty or a Treasury Management Bank) irrevocably authorizes the Administrative Agent, and the Administrative Agent shall:

(i)    release any Lien on any Collateral granted to or held by the Administrative Agent (or any sub-agent thereof), for the ratable benefit of the Secured Creditors, under any Loan Document (A) upon the satisfaction of the Termination Conditions, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or (C) if approved, authorized or ratified in writing in accordance with Section 11.2;
(ii)    subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien (including any Lien securing a South Bay Financing); and
(iii)    release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, upon request, subordinate South Bay’s Guarantee of the Obligations to South Bay’s obligations under any South Bay Financing on customary market terms, to the extent such subordination is necessary, in the reasonable judgment of the Borrowers, to obtain any such South Bay Financing.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.10. In the case of any sale, transfer or disposal of any property constituting Collateral in a transaction constituting a disposition permitted pursuant to Section 8.6, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
ARTICLE XI

MISCELLANEOUS
Section 11.1.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:	Fortegra Financial Corporation LOTS Intermediate Co. 10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, Florida 32256
Attention: Chief Financial Officer (with a copy to the General Counsel)
Phone Number: (904) 350-9660
Email: generalcounsel@fortegra.com
With a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Kelly M. Dybala
Phone Number: (214) 746-7898
Telecopy Number: (214) 746-7777
Email: kelly.dybala@weil.com
To the Administrative Agent: Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2703
Facsimile No.: (704) 590-3481

With copies to:
Wells Fargo Bank, National Association
MAC Z3094-250
North Florida Commercial Banking
One Independent Drive, Suite 2500
Jacksonville, Florida 32202
Attention of: Linda D. Coley
Telephone No.: (904) 351-7304
Facsimile No.: (904) 351-7293
E-mail: Linda.coley@wellsfargo.com

To any other Lender:	the address set forth in the Register
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided that notices delivered to the Administrative Agent shall not be effective until actually received by the Administrative Agent at its address specified in this Section 11.1.
(b)    Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone, facsimile or other electronic transmission is solely for the convenience and at the request of the Borrowers. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
(c)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II unless such Lender and Administrative Agent have agreed to receive notices under such Article by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(d)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(e)    (i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain,

Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available”. The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any of the Administrative Agent or its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
(f)    The Borrowers hereby acknowledge that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI with respect to the Borrowers and their Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to any such Persons’ securities, in which case such Lenders shall promptly notify the Borrowers and the Administrative Agent in writing of the same. In the event that there are any Public Lenders at any relevant date of determination, then the Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (i) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Communications “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Communications as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Communications constitute information relating to the Borrowers or any of their Subsidiaries or any of their respective businesses (except to the extent expressly designated in writing as public information at the time delivered by the Borrowers or any Subsidiary), they shall be treated as set forth in Section 11.11); (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent and the Arrangers shall treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the following Communications shall be marked “PUBLIC”: (1) the Loan Documents; (2) notification of changes in the terms of the Loan Documents; and (3)

financial statements and accompanying information and certificates delivered by the Borrower pursuant to Section 6.1(a) through (d).
Section 11.2.    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being understood that any waiver of any Default Interest or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction in the interest rates or the commitment fees for purposes of this clause (ii)), (iii) postpone the date fixed for any payment of any principal (excluding any mandatory prepayment) of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment, without the written consent of each Lender affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments, the waiver of any Default Interest or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute any of the foregoing), (iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrowers or any Guarantor or limit the liability of the Borrowers under the Loan Documents or any such Guarantor under the Guaranty Agreement, without the written consent of each Lender except as otherwise permitted by Section 10.10; (vii) release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; (viii) subordinate the Loans to any other Indebtedness without the consent of all Lenders; or (ix) waive any condition precedent set forth in Section 4.1, without the consent of each Lender, provided further, that (1) no such amendment, waiver or consent shall affect the rights, duties or obligations of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it without the prior written consent of the Issuing Lender; (2) no such amendment, waiver or consent shall affect the rights, duties or obligations of the Swingline Lender under this Agreement without the prior written consent of the Swingline Lender; and (3) no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender, (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.17, Section 2,18, Section 2.19 and Section 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and (z) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding (i) any attempted cure or other action taken by the Borrowers or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
(c)    Notwithstanding anything to the contrary contained in this Section 11.2, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrowers without the input or need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (x) to comply with local law or advice of local counsel, (y) to cure ambiguities, omissions or defects or (z) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Documents, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender (other than each applicable Additional Lender, in the case of Section 2.22), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Section 2.22 and (iii) if the Administrative Agent and the Borrowers have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision.
Section 11.3.    Expenses; Indemnification.
(a)    The Borrowers shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the Commitment Letter, syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Administrative Agent and its Affiliates taken as a whole and, if reasonably necessary, one local counsel in any relevant and material jurisdiction), (ii) all reasonable out-of-pocket costs and expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the fees, charges and disbursements of outside counsel (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Administrative Agent and its Affiliates and the Lenders taken as a whole and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)) incurred by the Administrative Agent and its Affiliates, any Lender or the Issuing Lender in connection with the enforcement or protection of its rights in connection with this Agreement, the Commitment Letter and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrowers shall indemnify the Administrative Agent (and any sub‑agent thereof), each Lender, the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Indemnitees taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to the affected Indemnitees taken as a whole, and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of the Commitment Letter, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability of the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) relate to the presence or Release of Hazardous Materials or any violation of Environmental Laws that first occurs at any property after such property is transferred to an Indemnitee by means of foreclosure, deed-in-lieu of foreclosure or similar transfer, and is not an Environmental Liability of the Borrowers or any of their Subsidiaries.
(c)    The Borrowers shall pay, and hold the Administrative Agent, the Issuing Lender and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Issuing Lender and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d)    To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Lender or the Swingline Lender or any Related Party of any of the foregoing, under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender or such Related Party as applicable, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Pro Rata Share of Revolving Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Issuing Lender or the Swingline Lender in its capacity as such.
(e)    To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages)

arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Loan or the use of proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or bad faith.
(f)    All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.
Section 11.4.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(ii)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (under either facility hereunder) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loans or the Revolving Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Exposure of the assigning

Revolving Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) (I) in the case of Term Loans, shall not be less than $1,000,000 and shall be in increments of $500,000 in excess thereof and (II) in the case of Revolving Loans and Revolving Commitments or, if the applicable Revolving Commitment is not then in effect, the Revolving Credit Exposure, shall not be less than $2,000,000 and shall be in increments of $500,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that each Borrower shall be deemed to have consented to any such lower amount unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof.
(iii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitments assigned.
(iv)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (I) an Event of Default has occurred and is continuing at the time of such assignment or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not (I) in the case of an assignment of Term Loans, a Lender, an Affiliate of a Lender or an Approved Fund and (II) in the case of an assignment of an unfunded Term Loan Commitment, Revolving Loans and Revolving Commitments (or if the applicable Revolving Commitment is not then in effect, the Revolving Credit Exposure of a Revolving Lender), a Lender under such facility, and
(C)    the consents of the Issuing Lender and the Swingline Lender shall be required for any assignment of Revolving Commitments or Revolving Credit Exposure.
(v)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.19.

(vi)    No Assignment to Borrowers or Defaulting Lenders. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vii)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(viii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share of the Revolving Commitments. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.17, Section 2.18, Section 2.19 and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4. If the consent of the Borrowers to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrowers shall be deemed to have given its consent ten Business Days after the date written notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers, unless such consent is expressly refused by the Borrowers prior to such tenth Business Day.

(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest thereon) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent Wells Fargo serves in such capacity, Wells Fargo and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. A Lender who sells a participation shall (acting solely for this purpose as an agent of the Borrowers) maintain at one of its offices a copy of each agreement or instrument effecting such sale and the participation so transferred on a register substantially similar to the Register (the “Participant Register”).
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Revolving Commitment of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of such Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (it being understood that any waiver of any Default Interest or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction in the interest rates or the commitment fees for purposes of this clause (ii)), (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments, the waiver of any Default Interest or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute any of the foregoing), (iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) release any Guarantor or limit the liability of any Guarantor under any guaranty agreement except to the extent such release is expressly provided under the terms of the Guaranty Agreement, or (vii) release all or substantially all Collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 11.4, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.17, Section 2.18, and Section 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.
(f)    A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.19 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 11.5.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICT OF LAW RULES).
(b)    The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court and the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.
(c)    The parties hereto irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 11.6.    WAIVER OF JURY TRIAL.
EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.7.    Right of Setoff.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender, the Issuing Lender, the Swingline Lender or any of their respective Affiliates, irrespective of whether such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made demand hereunder and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender, the Issuing Lender and the Swingline Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrowers and any of their Subsidiaries to such Lender, Issuing Lender or Swingline Lender.
Section 11.8.    Counterparts; Integration.
This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
Section 11.9.    Survival.
All covenants, agreements, representations and warranties made by the Borrowers herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the Termination Conditions have not been satisfied. The provisions of Section 2.17, Section 2.18, Section 2.19, and Section 11.3 and ARTICLE X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the satisfaction of the Termination Conditions or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.
Section 11.10.    Severability.
Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.11.    Confidentiality.
Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of any information relating to the Borrowers or any of their Subsidiaries or any of their respective businesses (except to the extent expressly designated in writing as public information at the time delivered to it by the Borrowers or any Subsidiary) other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender including without limitation accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information by the Persons who have agreed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Person disclosing any such information pursuant to this clause (ii) shall provide the Borrowers with reasonably prompt notice of such disclosure provided that such Person shall not incur any liability from its failure to do so), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, any Lender, the Issuing Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this

Agreement or payments hereunder or (vii) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
Section 11.12.    Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
Section 11.13.    Waiver of Effect of Corporate Seal.
The Borrowers (i) represent and warrant that neither them nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law or regulation, (ii) agree that this Agreement is delivered by Borrowers under seal and (iii) waive any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 11.14.    Patriot Act.
The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 11.15.    Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.16.    All Obligations to Constitute Joint and Several Obligations.
All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Administrative Agent, for the benefit of the Lenders, to the extent provided in the Loan Documents under which such Lien arises. The Borrowers expressly represent and acknowledge that they are part of a common enterprise with each other and that any financial accommodations by the Lenders to either Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to the other. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans received or the manner in which the Administrative Agent or any Lender accounts between the Borrowers for such Loans or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to either Borrower inure to the mutual benefit of both Borrowers and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
FORTEGRA FINANCIAL CORPORATION, as Borrower

By ____________________________________ Name:	[•] Title: [•]

LOTS INTERMEDIATE CO., as Borrower

By ____________________________________ Name:	[•] Title: [•]

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender, Swingline Lender and Lender
By __________________________________
Name:
Title:

[Signature Page to Credit Agreement]

SYNOVUS BANK, as Lender
By __________________________________
Name:
Title:

[Signature Page to Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as Lender
By __________________________________
Name:
Title:

[Signature Page to Credit Agreement]

HANCOCK BANK, as Lender
By __________________________________
Name:
Title:

[Signature Page to Credit Agreement]

Schedule I
APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Revolving Commitment Fee
I	Greater than or equal to 3.00:1.00	3.00% per annum	2.00% per annum	0.45% per annum
II	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	2.75% per annum	1.75% per annum	0.40% per annum
III	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	2.50% per annum	1.50% per annum	0.35% per annum
IV	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	2.25% per annum	1.25% per annum	0.30% per annum
V	Less than 1.50:1.00	2.00% per annum	1.00% per annum	0.25% per annum

Schedule I